Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

PURCHASE AGREEMENT

BY AND BETWEEN

CARBONITE BUYER, INC.,

WELLSKY CORPORATION,
(Solely for purposes of Section 9.13(f))

AND

ALLSCRIPTS HEALTHCARE, LLC,

October 12, 2020

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit AForm of Transition Services Agreement

Exhibit BForm of Assignment, Assumption and Bill of Sale

Exhibit CAllocation
Exhibit DLimited Guarantee

Exhibit EForm of Intellectual Property Assignment

SCHEDULES

Schedule 1.01(f)Intellectual Property
Schedule 1.10(a)Included Current Assets and Current Liabilities
Schedule 4.08(b)Acquired Shared Software

Schedule 10.01Enterprise Services

Disclosure Schedule

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 12, 2020, by and among Carbonite Buyer, Inc., a Delaware corporation (“Buyer”), Allscripts Healthcare, LLC, a North Carolina limited liability company (“Seller”) and, solely for purposes of Section 9.13(f), WellSky Corporation, a Delaware corporation (“WellSky”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 10.01 of this Agreement.  Buyer and Seller are referred to herein collectively as the “Parties” and, individually, as a “Party”.

RECITALS

WHEREAS, Seller and its wholly-owned Subsidiary Careport Health, LLC, a North Carolina limited liability company (the “Company”), are engaged in, among other things, the Business;

WHEREAS, Seller desires to sell or cause to be sold to, and Buyer desires to purchase from Seller, all of the Acquired Assets and all of the issued and outstanding Equity Interests of the Company (the “Company Equity Interests”), and Buyer desires to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Buyer is a newly formed and indirect wholly-owned subsidiary of Westport Acquisition Parent LP (“Parent”), which is the ultimate parent of WellSky.

WHEREAS, each of (i) TPG Partners VIII, L.P., a Delaware limited partnership and TPG Healthcare Partners, L.P., a Delaware limited partnership (collectively, the “TPG Funds”) and (ii) Green Equity Investors VIII, L.P., a Delaware limited partnership and Green Equity Investors Side VIII, L.P. a Delaware limited partnership (collectively, the “LGP Funds”) has delivered to Parent respective copies of equity commitment letters, dated as of the date hereof (the “Equity Commitment Letters”, and the commitments thereunder, the “Equity Financing Commitment”) to provide, or cause to be provided, subject to the terms and conditions therein, the Equity Financing and pursuant to which Parent has committed to, upon the funding of the Equity Financing Commitments, immediately contribute or cause the contribution of the proceeds of such funding to Buyer.

WHEREAS, concurrently with the execution of this Agreement, each of the TPG Funds and the LGP Funds (collectively, the “Guarantors”) have entered into a limited guarantee, dated as of the date hereof and in substantially the form attached hereto as Exhibit D (the “Limited Guarantee”) in favor of Seller, pursuant to which the Guarantors are guaranteeing the obligations of Buyer under this Agreement as set forth in, and subject to the limitations of, the Limited Guarantee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
PURCHASE AND SALE; CLOSING

1.01Purchase and Sale of the Acquired Assets.  In accordance with the terms and upon the conditions of this Agreement, at the Closing, Seller hereby agrees to sell, transfer, assign and deliver to Buyer (and cause its Affiliates to sell, transfer, assign and deliver to Buyer), and Buyer agrees to purchase, acquire and accept from Seller or Seller’s Affiliate, as applicable, all of Seller’s or such Affiliate’s right, title and interest in and to the following assets, properties, rights and claims of Seller or such Affiliate (in each case, whether tangible or intangible) (collectively, the “Acquired Assets”), in each case free and clear of all Encumbrances other than Permitted Encumbrances:

(a)the Company Equity Interests and all of the rights and assets exclusively held by the Company;

(b)all trade and other accounts receivable of Seller to the extent exclusively attributable to (including any portion of any commingled receivables which exclusively relate to the Business) or to the extent exclusively relating to the Business (including all receivables included in the Cash Payment adjustment described in Section 1.09) and all rights in connection with prepaid expenses exclusively relating to the Business;

(c)all furniture, fixtures, supplies, equipment, hardware, computers and other tangible personal property located at the property subject to the Real Property Lease and exclusively related to the Business, exclusively used by Business Employees (including employee laptops) or exclusively used in or exclusively relating to the operation of the Business;

(d)Seller’s rights and interests under the Real Property Lease;

(e)all leasehold interests in and to all personal property exclusively used in or exclusively relating to the operation of the Business;

(f)(i) all Intellectual Property and other intangible property rights exclusively used in or exclusively relating to the operation of the Business, (ii) the Intellectual Property listed on Schedule 1.01(f) and Section 3.15 of the Disclosure Schedule, and (iii) all goodwill associated with all such Intellectual Property and other intangible property rights described in (i) or (ii);

(g)all Systems and Technology exclusively used in or exclusively relating to the operation of the Business;

(h)subject to Section 1.12, all Contracts to which Seller is party exclusively used in or exclusively relating to the operation of the Business;

(i)all claims and rights (and benefits arising therefrom) with or against all Persons that exclusively relate to the Business, including all rights against suppliers under warranties covering any equipment or other tangible assets, all claims and rights under sales contracts, statements of work, purchase orders and other similar commitments;

(j)all books and records, payroll, sales, marketing and promotional materials, catalogues and advertising literature, employee manuals, customer lists, vendors lists, insurance records, maintenance and asset history records, ledgers, and copies of all books of original entry, in each case, to the extent exclusively used in or exclusively relating to the operation of the Business or exclusively relating to the Acquired Assets;

(k)all goodwill and going concern value to the extent exclusively related to the Business or exclusively related to any Acquired Asset;

(l)all Business Data; and

(m)any other assets exclusively used in or exclusively related to the operation of the Business.

Notwithstanding the foregoing, the Acquired Assets shall not include any Excluded Assets.

1.02Assumption of Liabilities.  Buyer hereby agrees to assume all liabilities and obligations of any nature to the extent arising out of, relating to or otherwise in respect of the operation or conduct of the Business or the ownership of the Acquired Assets, whether arising or occurring prior, on or after the Closing (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing, the Assumed Liabilities shall not include any Excluded Liabilities. From and after the Closing, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its Affiliates from and against any and all damages, liabilities, demands, claims, actions, causes of action, costs, deficiencies, penalties, fines or other actual losses or out-of-pocket expenses (including reasonable attorneys’ fees), that Seller or its Affiliates may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by the Assumed Liabilities.  To the extent permitted by applicable Law, any indemnification payments made pursuant to this Section 1.02 or Section 1.04 shall be treated by Buyer and Seller as an adjustment to the purchase price for U.S. federal income Tax purposes.

1.03Excluded Assets.  Notwithstanding any other provision of this Agreement, Seller shall retain all right, title and interest in and to any and all assets of Seller and its Affiliates that are not Acquired Assets, including but not limited to, the following assets (collectively, the “Excluded Assets”):

(a)all rights with respect to bank accounts of Seller;

(b)all insurance policies and all rights (including related deposits, prepayments and investments) of every nature and description under or arising out of such policies, other than eligible claims relating to the Business;

(c)the rights of Seller under this Agreement;

(d)all Benefit Plans and any assets of such Benefit Plans;

(e)the Enterprise Contracts, and subject to Section 1.12, the Non-Assignable Shared Contracts;

(f)the Enterprise Assets;

(g)the Retained Marks;

(h)all cash, cash equivalents and marketable securities of Seller and its Affiliates;

(i)all Tax refunds and overpayments of Excluded Taxes, and all Tax Returns and related workpapers and records of Seller or any of its Affiliates (other than the Company);

(j)all goodwill and going concern value of any Excluded Asset; and

(k)all other assets of Seller that are not Acquired Assets.

1.04Excluded Liabilities.  Notwithstanding any other provision of this Agreement to the contrary, Seller shall retain, and Buyer shall not assume or be responsible or liable for or with respect to the following liabilities and obligations of Seller and its Affiliates (collectively referred to hereinafter as the “Excluded Liabilities”):

(a)any and all liabilities of Seller or any of its Affiliates, arising out of, or relating to, this Agreement, the Ancillary Agreements, including any and all Transaction Expenses;

(b)any and all liabilities arising from the Excluded Assets; and

(c)any liabilities for Taxes (i) payable or remittable by Seller or any of its Affiliates (other than the Company), whether or not relating to the Business or Acquired Assets, and whether relating to periods prior to or after the Closing Date, (ii) allocable to Seller under Section 7.03, or (iii) payable or remittable by the Company as a result of the Company’s status as a current or former member of any consolidated, combined, unitary or similar Tax group with Seller or its Affiliates, including under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law (all Taxes described in this Section 1.04(c), “Excluded Taxes”).

Seller hereby agrees to indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all damages, liabilities, demands, claims, actions, causes of action, costs, deficiencies, penalties, fines or other actual losses or out-of-pocket expenses (including reasonable attorneys’ fees), that Buyer or its Affiliates may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by the Excluded Liabilities.

1.05Purchase Price.  The aggregate consideration to be paid for the Acquired Assets (the “Purchase Price”) shall consist of (i) the Cash Payment (subject to adjustment as provided in this Article I), and (ii) the value of the Assumed Liabilities.

1.06Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of facsimile or portable document format (PDF) signatures (a) on the last day of the month in which satisfaction or waiver of all of the closing conditions set forth in Article V hereof occurs at least two (2) Business Days prior to the last day of the month (other than those to be satisfied at the Closing, but subject to their satisfaction at the Closing), (b) at the option of Seller, on December 31, 2020 assuming satisfaction or waiver of all of the closing conditions set forth in Article V hereof occurs (other than those to be satisfied at the Closing, but subject to their satisfaction at the Closing), or (c) on such other date as is mutually agreed in writing by Buyer and Seller.  The date on which Closing actually occurs is referred to herein as the “Closing Date”; provided, however, that the Closing shall not occur prior to (i) November 11, 2020 (the “Inside Date”) or (ii) a date prior to the Inside Date that is specified by Buyer on not less than two (2) Business Days’ written notice to the Company (it being understood that the Closing occurring on such date may be conditioned on the simultaneous closing of the Debt Financing).  If the Closing occurs, all transactions contemplated herein to occur on or as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. (Chicago time) on the Closing Date.

1.07Estimated Cash Payment.  Not less than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer an estimate of the Cash Amount, the Working Capital Surplus, if any, and the Working Capital Deficit, if any, along with  and, based on such estimates, an estimate of the Cash Payment (the “Estimated Cash Payment”).  Seller shall consider in good faith any comments to the Estimated Cash Payment and the calculations therein delivered by Buyer and shall deliver an updated Estimated Cash Payment no later than one (1) Business Day prior to the Closing Date taking into account any comments it accepts in its discretion, while acting in good faith, which shall be the definitive Estimated Cash Payment for all purposes hereunder.  For the avoidance of doubt, agreement on the Estimated Cash Payment is not a condition to Closing.

1.08Closing Payments.  At the Closing Buyer shall pay the Estimated Cash Payment to Seller.  All payments pursuant to this Section 1.08 shall be by wire transfer of immediately available U.S. dollars to an account or accounts specified by Seller.

1.09Cash Payment Adjustment.

(a)Within sixty (60) days after the Closing Date, Buyer (i) shall prepare and deliver to Seller a statement setting forth Buyer’s good faith calculation of (A) the Working Capital (and the Working Capital Surplus or Working Capital Deficit, if any), (B) the Cash Amount, and (C) based on the amounts set forth in clauses (A) and (B), the Cash Payment (the “Closing Statement”), and (ii) shall provide access to all records and work papers necessary to compute and verify the information set forth in the Closing Statement promptly upon request by Seller.  After delivery of the Closing Statement, Seller and its accountants shall be permitted to make inquiries of Buyer and the Company and their accountants regarding questions concerning, or disagreements with, the Closing Statement arising in the course of their review thereof.  If Seller has any objections to the Closing Statement, then Seller shall deliver to Buyer a statement (an “Objection Statement”) setting forth its disputes or objections (the “Objection Disputes”) to the Closing Statement and, to the extent practical, Seller’s proposed resolution of each such Objection Dispute.  If an Objection Statement is not delivered to Buyer within forty-five (45) days after receipt of the Closing Statement by Seller, then the Closing Statement as originally received by Seller shall be final, binding and non-appealable by the Parties.  If an Objection Statement is timely delivered, then Buyer and Seller shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, Seller and Buyer shall submit each unresolved Objection Dispute to BDO USA LLP (the

“Independent Auditor”) to resolve such Objection Disputes.  The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes (and only such Objection Disputes) and, in any event, to make its determination in respect of such Objection Disputes (and only such Objection Disputes) within thirty (30) days following its retention.  The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties and not subject to review by a court or other tribunal; provided, however, that no such determination with respect to any item reflected in the Objection Statement shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to Seller than is proposed in the Objection Statement.  Each Party shall pay its own costs, fees and expenses and shall split equally the costs, fees, and expenses of the Independent Auditor.  The final Closing Statement, however determined pursuant to this Section 1.09(a), will produce the Working Capital Surplus or Working Capital Deficit, if any, and the Cash Amount, in each case to be used to determine the final Cash Payment.  The process set forth in this Section 1.09(a) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of the Working Capital and the Cash Amount, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties.

(b)If after the final determination pursuant to clause (a) above, the final Cash Payment is greater than the Estimated Cash Payment, then Buyer shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to Seller such difference by wire transfer of immediately available funds to an account or accounts designated by Seller.  If after the final determination pursuant to clause (a) above, the Estimated Cash Payment is greater than the final Cash Payment, then Seller shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to Buyer such difference by wire transfer of immediately available funds to an account or accounts designated by Buyer.

1.10Preparation of Closing Statement; Cooperation.

(a)Preparation of Closing Statement.  The Closing Statement (and all calculations of Working Capital and the Cash Amount) shall be prepared and calculated in accordance with the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied in preparing the Year-End Financial Statements (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Year-End Financial Statements), except that the Closing Statement (and all calculations of Working Capital and the Cash Amount) shall:  (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; (iii) include general ledger accounts and line items (and only those general ledger accounts and line items) set forth on Schedule 1.10(a) (the “Included Current Assets” and “Included Current Liabilities,” as applicable); and (iv) not reflect, directly or indirectly, any additional reserve or accrual that is not reflected on the Year-End Financial Statements, except those that: (a) result from material developments occurring after December 31, 2019 that are not listed on Section 3.08 of the Disclosure Schedule, and (b) would be required to be reflected on the face of a balance sheet prepared in accordance with the accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied in preparing the Year-End Financial Statements or, in the event there was no applicable methodology, principle or procedure used in the preparation of the Year-End Financial Statements, would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

(b)Cooperation.  Prior to the Closing, Seller shall, and shall cause the Company, its subsidiaries and their respective officers, employees, consultants, accountants and agents to (i) cooperate fully with Buyer and its accountants and agents in connection with its review of the calculation of the Estimated Cash Payment (including by providing Buyer with reasonable access to the employees of the Business who are knowledgeable about the information contained in, and the preparation of, the calculation of the Estimated Cash Payment) and (ii) provide any books, records and other information reasonably requested by Buyer and its accountants in connection therewith.  Following the Closing, Buyer shall, and shall cause the Company, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to (i) cooperate fully with Seller and its accountants and agents in connection with its review of the Closing Statement and the preparation of the Objection Statement (including by providing Seller with reasonable access to the employees of the Business who are knowledgeable about the information contained in, and the preparation of, the Closing Statement) and (ii) provide any books, records and other information reasonably requested by Seller and its accountants in connection therewith or in connection with resolving any Objection Dispute.

1.11Allocation of Purchase Price.  Buyer and Seller agree to allocate the purchase price (as finally determined for applicable U.S. federal income Tax purposes, taking into account the applicable Assumed Liabilities and any other amounts to the extent properly taken into account under the Code) among the Acquired Assets and the assets of the Company in accordance with the methodologies set forth on Exhibit C attached hereto (the “Allocation”).  The Allocation shall be prepared in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder to the extent applicable. None of Seller or Buyer shall (and Seller and Buyer shall cause their respective Affiliates not to) take any position inconsistent with the Allocation on any Tax Return (including but not limited to Internal Revenue Service Form 8594) or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

1.12Non-Assignment; Consents; Shared Contracts; Enterprise Contracts.

(a)Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or an agreement to assign any Contract, franchise or Permit if the transactions contemplated hereby, including an attempted assignment thereof, without the consent of another Person or any Governmental Authority, would constitute a breach thereof or in any way affect the rights of Seller or the Company thereunder (such Contracts, franchises or Permits that are not Affiliate Assignable Contracts, the “Delayed Assets”); provided, however, that to the extent not inconsistent with the terms of any Delayed Asset or Law, the Parties shall treat Buyer as the owner thereof for Tax purposes as of the Closing Date. Without limiting the generality of Section 4.15 (Further Assurances), Seller and Buyer shall, for a period of three (3) months following the Closing, use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to obtain all consents, amendments, novations and waivers and to resolve all impracticalities of assignments, novations or transfers necessary to convey the Delayed Assets to Buyer following the Closing Date; provided, however, that none of Seller, Buyer or any other Person shall be required to offer to make or make any payment to any counterparty with respect to any Delayed Asset or incur any liability to secure any such consent, amendment, novation or waiver, other than payments that Buyer advances to Seller.  If such consents, amendments, novations or waivers are not obtained (or until such consents, amendments, novations and waivers are obtained), then Seller and Buyer will cooperate in a reasonable arrangement designed to obtain for Buyer all benefits and privileges of the applicable Delayed Asset, including by Seller holding such Delayed Asset, as of and from the Closing, in trust for Buyer, with Buyer performing the covenants and obligations and liabilities thereunder in Seller’s name, with all benefits and obligations existing thereunder being for Buyer’s account; provided, however, that in no event shall Seller or any of its Affiliates be required to take any action or enter into any arrangement that would result in Seller or any its Affiliates incurring additional liabilities or obligations thereunder.

(b)Buyer acknowledges and agrees that Enterprise Contracts shall be retained by Seller or its applicable Affiliate, and are not included in the Acquired Assets.

(c)(i) To the extent any Shared Contract may be split and assigned in part to Buyer or replicated for the benefit of Buyer pursuant to its terms, without the consent of the counterparty thereto or other conditions, including the payment of a transfer or other fee (the “Assignable Shared Contracts”), such Assignable Shared Contracts shall thereafter be deemed (to the extent of the split or replication with respect to the portion of such Assignable Shared Contract that relates exclusively to the Business) to be an Acquired Asset hereunder and Seller shall split and partially assign to Buyer, or have replicated for the benefit of Buyer, as of the Closing Date such Contract in accordance with its terms. (ii) With respect to each Shared Contract that is not an Assignable Shared Contract and is not an Affiliate Assignable Contract (the “Non-Assignable Shared Contracts”), each Party shall use commercially reasonable efforts from the date hereof until three (3) months after the Closing Date to cause the counterparty to each such Non-Assignable Shared Contract to consent to the split and partial assignment or replication of such Non-Assignable Shared Contract to Buyer (with respect to the portion of such Non-Assignable Shared Contract that exclusively relates to the Business), or to otherwise enter into a new Contract with Buyer on substantially the same terms as exist under the applicable Shared Contract as of the Closing Date. Each such Non-Assignable Shared Contract for which the Parties have received consent to the split and partial assignment or replication shall thereafter be deemed (to the extent of the split or replication with respect to the portion of such Non-Assignable Shared Contract that exclusively relates to the Business) to be an Acquired Asset hereunder and Seller shall split and partially assign to Buyer, or have replicated, as of the Closing Date such Contract in accordance with its terms. Notwithstanding the foregoing, Seller and its Affiliates shall not be required to split and partially assign to Buyer or have replicated any of the Non-Assignable Shared Contracts for which consent has not been obtained. Buyer shall be responsible for the payment of any transfer or other fee for the split and partial assignment or replication of such Shared Contract. As to any Non-Assignable Shared Contract for which the Parties have not received consent as of the Closing, then Seller and Buyer will cooperate in a reasonable arrangement designed to obtain for Buyer all benefits and privileges of the portion of the applicable Non-Assignable Shared Contract exclusively relating to the Business, with Buyer performing and assuming the covenants, obligations and liabilities related thereto in Seller’s name; provided, however, that in no event shall Seller or any of its Affiliates be required to take any action or enter into any arrangement that would result in Seller or any its Affiliates incurring additional liabilities or obligations thereunder.

(d)With respect to any (i) Contract where assignment of such Contract to Buyer without the consent of another Person or any Governmental Authority would constitute a breach thereof or in any way affect the rights of Seller or the Company thereunder but where assignment to the Company without the consent of another Person or any Governmental Authority prior to the Closing would not constitute such a breach, and (ii) any Shared Contract that may not be split and assigned in part to Buyer or replicated for the benefit of Buyer but may be split and assigned in part to the Company prior to the Closing pursuant to its terms (the “Affiliate Assignable Contracts”), Seller and its Affiliates shall, prior to the Closing, assign such Contracts to the Company or split such Shared Contracts and partially assign such portion of the Affiliate Assignable Contracts that relates to the Business to the Company.

(e)So long as Seller satisfies its obligations pursuant to this Section, Seller shall have no liability whatsoever to Buyer arising out of or relating to the failure to obtain any such consent, amendment, novation or waiver or the termination of any Delayed Asset or Shared Contract as a result thereof.

1.13Withholding.  Buyer, or any of its agents, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable pursuant to this Agreement or any Ancillary Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code or any other applicable Tax Law.  To the extent that amounts are so deducted and withheld, and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement and any Ancillary Agreement as having been paid to the Person in respect of which such deduction or withholding was made.  Notwithstanding anything to the contrary herein, to the extent there are any employee compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement and any Ancillary Agreement, such payments shall be payable in accordance with applicable payroll procedures.

Article II
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as follows, as of the date of this Agreement and the Closing Date:

2.01Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets.

2.02Authorization.  Buyer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by Seller, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

2.03Consents and Approvals; No Violations.  Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) violate any provision of the certificate of incorporation or by-laws or other comparable governing documents of Buyer, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which any of the properties or assets of Buyer may be bound, (c) violate any Law applicable to Buyer or by which any of the properties or assets of Buyer are bound, or (d) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Governmental Authority or third party, except for compliance with the requirements of the HSR Act and any other applicable Antitrust Laws.

2.04Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of Buyer, threatened in writing, against any of Buyer or its Subsidiaries that (a) involves a claim that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect or (b) seeks injunctive relief and that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect.  There are no outstanding writs, judgments, decrees, injunctions or similar orders of any Governmental Authority by which Buyer or its Subsidiaries or any of their assets or properties are bound that, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect.

2.05Financing.

(a)Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtain financing for, or related to, any of the transactions contemplated hereby.  Buyer has delivered to Seller true and complete fully executed copies of the Equity Commitment Letters to provide, subject to the terms and conditions therein, equity financing in the aggregate amount set forth therein (the “Equity Financing”), the proceeds which are sufficient to provide Buyer with all funds necessary to make all payments required to be made by it at the Closing hereunder, including the Purchase Price and any damages pursuant to Section 9.13(c) (collectively, the “Required Amount”).  The Equity Commitment Letters are not subject to any conditions to the obligations of the parties thereunder, other than as set forth therein.  The Equity Commitment Letters are valid and binding on Buyer and, to Buyer’s knowledge, each other party thereto, and are in full force and effect as of the date hereof, and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.  There are no side letters or other written agreements, contracts or arrangements to which Buyer or any of its Affiliates is a party which are related to the funding or investing, as applicable, of the full amount of the Equity Financing contemplated by the Equity Commitment Letters to be funded on the Closing Date other than as expressly set forth in the Equity Commitment Letters.  The Equity Commitment Letters have not been amended or modified prior to the date hereof, to Buyer’s knowledge, no such amendment or modification is contemplated or pending, and the commitments contained in the Equity Commitment Letters have not been withdrawn, terminated or rescinded in any respect, and to Buyer’s knowledge, no such withdrawal, termination or rescission is contemplated.  All commitments and other fees required to be paid under the Equity Commitment Letters prior to the date hereof have been paid, and assuming the accuracy of the representations and warranties of Seller in Article III, Buyer is unaware of any fact or occurrence existing on the date hereof that would cause the Equity Commitment Letters to be ineffective.  Assuming no breach or default by Seller under this Agreement and the satisfaction of the conditions set forth in Sections 5.01 and 5.03, Buyer is not aware of the existence of any fact or event as of the date of this Agreement that would cause the conditions to funding the amount of the Equity Financing contemplated by the Equity Commitment Letters to be funded on the Closing Date not to be satisfied.

(b)Concurrently with the execution of this Agreement, each Guarantor has delivered to Seller its duly executed Limited Guarantee.  As of the date hereof, each Limited Guarantee is in full force and effect, has not been amended or modified and is a legal, valid and binding obligation of the applicable Guarantor.

2.06Investigation.

(a)Buyer acknowledges that, (i) it has made its own investigation and analysis in entering into the transactions contemplated hereby, (ii) except as expressly set forth in this Agreement and any certificates executed in connection herewith, none of Seller, its Affiliates, nor any other Person on behalf of the Business, Seller, or its Affiliates, has made any representation, warranty, covenant or agreement, expressed or implied, as to the Business, the Acquired Assets or the Company, or the accuracy or completeness of any information regarding the Business, the Acquired Assets or the Company furnished or made available to Buyer and its representatives, or any other matter related to the transactions contemplated hereby, (iii) except as expressly set forth in this Agreement, Buyer has not relied on any representation or warranty from Seller, its Affiliates or any other Person on behalf of the foregoing in determining to enter into this Agreement, and (iv) none of Seller, its Affiliates or any other Person acting on their behalf shall have any liability to Buyer or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Business or the future business, operations or affairs of the Business, except as expressly set forth in this Agreement.  Buyer is knowledgeable about the industry in which the Business and the Company operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.  For the avoidance of doubt, Buyer acknowledges that projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Business or the future business, operations or affairs of the Business are inherently uncertain, and that deviations of results from such projections and similar items that are made in good faith shall not constitute Fraud.

(b)Except for the representations, warranties, covenants and agreements set forth in this Agreement and any certificates provided in connection herewith, (i) the Acquired Assets are being acquired by Buyer AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING AS TO THE QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR CONDITION, and (ii) except in the case of Fraud, Buyer hereby expressly disclaims and waives any claims and causes of action and any other representations, warranties, covenants or agreements, express, implied, at common law, by statute or otherwise in each case relating to the accuracy, completeness or materiality of any information, data or other materials (written or oral) heretofore furnished to Buyer or its representatives by or on behalf of Seller, its Affiliates or their respective representatives and no other representations, warranties, covenants and agreements are being relied upon by Buyer or any of its representatives or Affiliates.

2.07Acquisition of Company Equity Interests for Investment.  Buyer is acquiring the Company Equity Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws.  Buyer is an “accredited investor” within the meaning of Regulation D of the Securities Act.  Buyer acknowledges and agrees that the Company Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities Laws, except pursuant to an exemption from such registration available under the Securities Act and applicable state securities Laws.

2.08Brokers’ and Finders’ Fees.  None of Buyer, its Affiliates or any of their respective directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Seller or its Affiliates could have any liability.

2.09Solvency.  Immediately following the Closing, assuming the satisfaction of the conditions to Closing set forth in Sections 5.01 and 5.03, Buyer and its subsidiaries on a consolidated basis will be Solvent.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, to the extent set forth in Section 9.10, Seller hereby represents and warrants to Buyer as follows, as of the date of this Agreement and the Closing Date:

3.01Organization and Power.  Each of Seller and the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of North Carolina, its jurisdiction of formation, with all limited liability company power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business, in each case as currently conducted, except where the failure to be so organized, existing and in good standing or to have such corporate power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The

Company is qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  True and complete copies of the Organizational Documents of the Company, as currently in effect, have been made available to Buyer.

3.02Authorization.  Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Seller of this Agreement have been duly authorized by all requisite action of Seller, and the performance of Seller’s obligations hereunder shall have been duly authorized by all requisite corporate action of Seller.  This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, this Agreement constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

3.03Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) violate any provision of the Organizational Documents of Seller, (b) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to repay) under any Material Contract, other than a Material Contract that can be terminated by the counterparty on ninety (90) days’ notice or less, (c) violate any Law applicable to Seller or the Company or by which any of its respective properties or assets are bound in any way or (d) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Governmental Authority or third party, except, in the case of the foregoing clauses (b), (c) and (d), for (i) compliance with the requirements of the HSR Act and any other applicable Antitrust Laws, and (ii) any violation, breach, default or failure to obtain any consent, waiver, approval, license, authorization or permit, that, has not and would not reasonably be expected to (A) individually or in the aggregate, have a Material Adverse Effect, or (B) prevent, materially delay or materially impede Seller’s ability to consummate the transactions contemplated by this Agreement and perform all of its obligations hereunder.

3.04Capitalization of the Company.

(a)Seller is the record and beneficial owner of all of the issued and outstanding equity interests of the Company, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  There are no outstanding (x) securities convertible into or exchangeable for the equity interests of the Company, (y) options, warrants, calls or other rights to purchase or subscribe for equity interests of the Company, or (z) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date hereof of any equity interests of the Company, any security convertible or exchangeable into equity interests of the Company or any options, warrants, calls or rights to purchase equity interests of the Company.  There are no accrued and unpaid dividends or distributions payable with respect to the Company

Equity Interests.  Neither the Company nor Seller is a party to, nor otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the Company Equity Interests.

(b)Neither the Company nor Seller (with respect to the Business) has any liability or obligation in respect of any Indebtedness other than any such liability or obligation that will be released on or prior to the Closing Date pursuant to the Releases.  No asset or property of the Company or Seller (with respect to the Business) is subject to any Encumbrance (other than any Permitted Encumbrance).

(c)The Company does not have any Subsidiaries.

3.05Assets.

(a)Seller owns the personal, tangible and intangible property and other assets reflected in the Business Financial Statements or acquired after the date of the Business Financial Statements, in each case other than assets sold or otherwise disposed of in the Ordinary Course of Business after the date of the Business Financial Statements, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)Each such item included in the Acquired Assets is in good operating condition and repair (ordinary wear and tear excepted).

(c)The Acquired Assets (together with the assets of the Company, the Enterprise Assets, Enterprise Contracts and Shared Contracts and the services to be provided pursuant to the Transition Services Agreement) constitute all of the material rights, property and assets necessary to conduct the Business in substantially the same manner as conducted by Seller and the Company currently and immediately prior to the Closing Date.

3.06Financial Statements. Seller has made available to Buyer true and complete copies of the Business Financial Statements.  The Business Financial Statements have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present, in all material respects, the financial position and the results of operations of the Business for the periods presented therein.  The Business Financial Statements were derived from the books and records of Seller.

3.07No Undisclosed Liabilities.  The Business does not have any obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except obligations or liabilities (a) that are accrued or reserved against on the June 30, 2020 balance sheet included in the Business Financial Statements, (b) incurred since the date of such balance sheet in the Ordinary Course of Business (other than as a result of a breach of contract or violation of Law), (c) that have been incurred in connection with the transactions contemplated under this Agreement, (d) that would not be required by GAAP to be reflected on a consolidated balance sheet of the Business, (e) that have been disclosed in the Disclosure Schedule,  (f) under Contracts to which the Company or Seller (with respect to the Business) is a party (other than as a result of a breach of contract or violation of Law) or (g) that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.08Absence of Certain Changes.  Since December 31, 2019, except to the extent required by this Agreement or as set forth on Section 3.08 of the Disclosure Schedule, the Business has (a) not suffered any change in the results of operations or financial position that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (b) been conducted in the Ordinary Course of Business, and (c) has not taken any action which, if taken after the execution and delivery of this Agreement, would have required the prior consent of Buyer pursuant to Section 4.01, or entered into any agreement, commitment or transaction with respect to any of the foregoing.

3.09Compliance with Law.

(a)For the past three (3) years, the Company and Seller (with respect to the Business) (a) have operated the Business in compliance with all Laws applicable to the Business, except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (b) have held all Permits required by applicable Laws for the operation by the Company and Seller (with respect to the Business) of the Business as currently or then conducted, as applicable, and has been in compliance in all material respects with the terms of such Permits.  As of the date of this Agreement, the Company has not received any written notice of any violation of applicable Law, nor has the Company received written notice of any pending or threatened revocation, suspension, lapse or limitation of any such Permits.

(b)Neither the Company nor Seller (with respect to the Business), is currently, or has been, party to any corporate integrity agreement, or has reporting obligations pursuant to any deferred prosecution, consent decree, settlement agreement, integrity agreement, corrective action plan or other similar obligation, order, or agreement with any Governmental Authority and no such agreement, consent decree, judgment, order or settlement is pending. Neither the Company nor any of its Subsidiaries has been in the last three (3) years, or is currently, the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority.

(c)Neither the Company nor any director, officer, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)) of the Company, no other employee of the Company or, to the Knowledge of Seller, any equity owner or vendor of the Company, is currently: (i) debarred, excluded or suspended from participating in any Governmental Health Program; or (ii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(d)Seller (with respect to the Business) has established and implemented a corporate compliance program and policies and procedures to support its performance of its contractual or legal regulatory obligations. No Company or Seller (with respect to the Business) has received written notice in connection with any regulatory or customer audits of non-compliance with applicable Healthcare Laws or contractual requirements.

(e)Neither the Company nor Seller (with respect to the Business), nor any of their respective officers, directors, employees or, to the Knowledge of Seller, any contractors or agents, has offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item.

3.10Litigation.  For the past three (3) years, there has been no Action pending against the Company or Seller (with respect to the Business), or to the Knowledge of Seller, threatened in writing, against the Company or Seller (with respect to the Business) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  There are no outstanding writs, judgments, decrees, injunctions or similar orders of any Governmental Authority by which the Company or Seller (with respect to the Business) or their assets or properties are bound that, individually or in the aggregate, have had and would reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Seller, neither the Company nor Seller (with respect to the Business) has, in the past three (3) years, received written notice from any Governmental Authority of any violation or alleged violation of any Laws or of any investigation conducted by any Governmental Authority in connection with any Laws.

3.11Taxes.

(a)All income and other material Tax Returns required to be filed by each of Seller (with respect to the Business) and the Company have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), all such Tax Returns were correct and complete in all material respects when filed, and all amounts due have been fully and timely paid.

(b)All material deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of Tax Returns of or covering Seller (with respect to the Business) or the Company, have been fully paid, and no other material audits or investigations by any Tax Authority relating to any Tax Returns of or covering Seller (with respect to the Business) and the Company are in progress.

(c)All Tax withholding and deposit requirements imposed on or with respect to Seller (with respect to the Business) and Company have been satisfied in all material respects.

(d)There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes against the Company.

(e)There are no Encumbrances for Taxes upon the Acquired Assets or the assets of the Company, except for Encumbrances for Taxes not yet due and payable.

(f)Neither Seller (with respect to the Business) nor Company has participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(g)The Company is not a party to and does not have any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than credit agreements, lease agreements, and other commercial arrangements that do not primarily relate to Tax entered into in the Ordinary Course of Business containing customary Tax allocation and gross-up provisions).

(h)The Company has never been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return, and the Company has never been a member of any other consolidated, combined, affiliated, or unitary group for any Tax purposes.  The Company has no liability for the Taxes of any Person under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(i)The Company is, and has been at all times December 22, 2016, properly classified as disregarded as an entity separate from its owner for federal income Tax purposes, and no election has been made pursuant to Treasury Regulations Section 301.7701-3 to treat the Company as an association taxable as a corporation.

(j)No claim has been made in writing within the past three (3) years by any Governmental Authority in a jurisdiction where Seller (with respect to the Business) or the Company has not filed Tax Returns that such entity is or may be subject to material Tax by, or required to file Tax Returns with respect to Taxes in such jurisdiction.

(k)Since December 31, 2019, neither Seller (with respect to the Business) nor the Company has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, changed any annual Tax accounting period, filed any Tax Return in a manner inconsistent with past practice, settled any audit, assessment, dispute, proceeding or investigation in respect of Taxes, surrendered any right to claim a Tax refund, settled or compromised any action in respect of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, filed any amended Tax Return, entered into any Contract in respect of Taxes with any Governmental Authority, or taken any action that could increase the Taxes of the Company for any period ending after the Closing Date or decrease any Tax attribute of the Company existing on the Closing Date.

(l)There are no material amounts of escheat or abandoned or unclaimed property obligations with respect to the property of, or other assets of, Seller (with respect to the Business) or the Company.

(m)Except as set forth on Section 3.11(m) of the Disclosure Schedule, neither Seller (with respect to the Business) nor the Company has made any election to defer any payroll Taxes under IRS Notice 2020-65 or similar guidance.

3.12Employee Benefit Plans.

(a)Section 3.12(a) of the Disclosure Schedule lists a true and complete list, as of the date of this Agreement, of all material Benefit Plans in which Business Employees currently participate.  With respect to each material Benefit Plan, Seller has made available to Buyer true and complete copies, as applicable, of: (i) the current plan document and all amendments thereto (or, to the extent unwritten, a written summary of material terms) and the most recent summary plan description and any summaries of material modifications thereto, (ii) the most recent determination letter (or opinion or advisory letter issued to a prototype or volume submitter plan) from the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code.

(b)Each Benefit Plan has been established, maintained, operated and funded (if applicable), in all material respects in compliance with all applicable requirements of ERISA, the Code, and other applicable Laws and have been administered in all material respects in accordance with such Benefit Plan’s terms and such Laws.  All premiums, contributions, or other payments required to have been made by Law or under the terms of any Benefit Plan or any Contract or agreement relating thereto by Seller or the Company, as applicable, have been timely made, and all material reports, returns, and similar documents required to be filed with any Governmental Authority with respect to each Benefit Plan have been duly filed. There are, to the Knowledge of Seller, no unresolved claims or disputes, and no Action is pending or has been commenced or threatened with any Governmental Authority or any other Person, with respect to any Benefit Plan or any of its assets, other than routine claims for benefits in the Ordinary Course of Business that could reasonably be expected to result in liability to Seller or its Affiliates. Except as set forth on Section 3.12(b), each Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS (or opinion or advisory letter issued to a prototype or volume submitter plan) upon which it can rely as to its qualification, and nothing has occurred since the date of the most recent determination, opinion, or advisory letter that could reasonably be expected to affect its qualified status.

(c)Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored, participated in, contributed to, or had an obligation to contribute to, or has or could reasonably be expected to have any liability (contingent or otherwise) with respect to (i) any defined benefit plan (as defined in Section 3(35) of ERISA); (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) any “multiple employer plan” as described in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iv) any plan that provides for or promises retiree or post-employment health or welfare benefits to any Business Employee or former employee of the Business, other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA or as otherwise required by Law at the sole expense of the participant.

(d)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder (in each case, whether alone or in combination with any other event) will (i) entitle any Business Employee to separation, severance, termination pay or similar benefits, (ii) accelerate the time of payment or vesting of any payment or funding of compensation or benefits, increase the amount or value of any payment, benefit or other compensation payable to any Business Employee, (iii) any required funding, contribution, or payment under any Benefit Plan, (iv) the forgiveness of any indebtedness; or (v) result in an excess parachute payment within the meaning of Section 280G(b) of the Code. No Business Employee is entitled to any gross-up, make-whole, or other additional payment from Seller or the Company in respect of any Tax or interest or penalty related thereto under Sections 409A or 4999 of the Code or otherwise.

3.13Labor & Employment Matters.

(a)Section 3.13(a) of the Disclosure Schedule sets out a complete and accurate list of all Business Employees, including for each such individual the following: (i) name; (ii) title or position (including whether full or part time and whether treated as an employee or independent contractor); (iii) employing entity; (iv) hire date; (v) work location; (vi) current annual base compensation rate; (vii) target bonus percentage; (viii) leave status and (ix) visa status (if applicable).  Seller is the employer of the Business Employees.  None of the Company or Seller (with respect to the Business Employees) is party to or bound by any collective bargaining agreement or other Contract with any Union, and no Business Employee is represented by a Union.  For the past three (3) years, none of the Company or Seller (with respect to the Business Employees) have experienced any strike, work slowdown, lockout, stoppage, picketing, or material grievance, claim of unfair labor practices, or other collective bargaining dispute and none are pending or, to the Knowledge of Seller, threatened.  For the past three (3) years, the Company and Seller (with respect to the Business Employees) have not committed any material unfair labor practice.  The Company has no employees. No petition has been filed or proceedings instituted by or on behalf of any Business Employee with any labor relations board seeking recognition of a bargaining representative.  To the Knowledge of Seller, there is no organizational effort pending or threatened by, or on behalf of, any Union to organize any Business Employee, and there has been no such effort for the past three (3) years.  No demand for recognition of any employees of the Company or Seller has been made by, or on behalf of, any Union. No notice, consent or consultation obligations with respect to any employees of the Business, or any Union representing such employees, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b)To the Knowledge of Seller, no key Business Employee or group of Business Employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or Seller within the twelve (12) month period following the date hereof.  To the Knowledge of Seller, no key Business Employee is employed under a non-immigrant work visa or other work authorization that is limited in duration.  To the Knowledge of Seller, no key Business Employee has been the subject of any sexual harassment, sexual assault, sexual discrimination or other unlawful misconduct allegations during his or her tenure at the Company.

(c)Neither the Company nor Seller (with respect to the Business) has, during the three (3) year period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification (WARN) Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law.

(d)The Company and Seller (with respect to the Business) (i) have materially complied with all Laws, and (ii) have made commercially reasonable efforts to comply with all applicable guidance published by a Governmental Authority, concerning workplace and employee health and safety practices related to the COVID-19 pandemic.

(e)No employee located in India has been granted eligibility for any severance plan.

3.14Material Contracts; Significant Customer Contracts.

(a)Section 3.14(a) of the Disclosure Schedule sets forth each Material Contract to which the Company or Seller (on behalf of the Business) is a party.  True and correct copies of each such Material Contract have been made available to Buyer prior to the date hereof.

(b)Neither the Company, nor Seller (with respect to the Business), nor, to the Knowledge of Seller, any other party, is in breach of, or in default under, any Material Contract or Significant Customer Contract, except for such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c)Except as set forth on Section 3.14(c) of the Disclosure Schedule, all Material Contracts with the twenty-five (25) largest customers (by dollar volume) of the Business as of December 31, 2019 may be assigned to Buyer without consent.

3.15Intellectual Property.

(a)Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all registered, issued or pending Intellectual Property, including patents, registered trademarks, registered copyrights, domain names, and social media accounts, owned by the Company, Seller or Seller’s Affiliates (to the extent exclusively related to the Business) (collectively, the “Registered Intellectual Property”), including, for each item listed, the record owner, jurisdiction and registration or application number and date, as applicable, of such item.  All Registered Intellectual Property is subsisting, and to the Knowledge of Seller, valid and enforceable.  All necessary registration, maintenance, and renewal, and other fees payable and due through the date hereof in connection with the Registered Intellectual Property have been timely paid and all documents and certificates in connection therewith have been timely filed with the relevant Governmental Authorities in the United States or foreign jurisdictions.

(b)The Company or Seller (on behalf of the Business) has a valid right to use each item of Intellectual Property or Technology used by or necessary for the operation of the Business.  Immediately following the Closing, the Company or Buyer will continue to own or have adequate rights to use such Intellectual Property and Technology as used immediately prior to the Closing (after giving effect to the rights under the Transition Services Agreement). All (i) material Contracts granting rights to use Intellectual Property to which the Company, Seller or Seller’s Affiliates (on behalf of the Business) is party, (ii) Contracts under which any third party is granted any rights in any Company IP (other than non-exclusive licenses granted to the Company or Seller’s customers, suppliers, or contractors in the Ordinary Course of Business), or (iii) Contracts that otherwise materially affect the Company or the Business’ use of, rights in or ability to enforce any Company IP (including co-existence agreements and covenants not to sue), in each case (i)-(iii), are set forth in Section 3.15(b) of the Disclosure Schedule and are in full force and effect according to their terms and there are no outstanding material defaults by the Company, Seller or Seller’s Affiliates (on behalf of the Business) or, to the Knowledge of Seller, any other party thereunder.  The Company, Seller and Seller’s Affiliates have not, during the past three (3) years, received any written communication from any third party alleging that the operation of the Business as currently or formerly conducted, or the current or former use by the Business of any Intellectual Property, infringes, misappropriates or violates the Intellectual Property of any third party. During the past three (3) years, neither the Company nor the past or present operation of the Business have infringed, misappropriated, or violated any Intellectual Property of any third party and to the Knowledge of Seller, no third party has infringed, misappropriated, or violated any Company IP. The Company, Seller and Seller’s Affiliates have not sent any written notice to any third party alleging infringement, misappropriation or violation of any Company IP.

(c)The Company, Seller or Allscripts Software, LLC solely own all rights, title and interests in and to the Company IP, free and clear of all Encumbrances other than Permitted Encumbrances.

(d)The Company and the Business have maintained commercially reasonable practices to protect the confidentiality of their confidential information and trade secrets and have required all employees and other Persons with access to their confidential information or trade secrets to execute Contracts requiring such Persons to maintain the confidentiality of such information and use such information only for the benefit of the Company or the Business. The Company and Seller (on behalf of the Business) have not breached any obligations or undertakings of confidentiality which they owe or have owed to any third party and, to the Knowledge of Seller, no third party has breached any obligations or undertakings of confidentiality owed to the Company or Seller (on behalf of the Business). Since January 1, 2017, each current and former employee and contractor of the Company or Seller who developed or contributed to any material Company IP has executed a Contract under which such employee or contractor has assigned their rights in such Company IP to the Company or Seller.

(e)For any Software owned or purported to be owned by the Company or developed exclusively by or on behalf of the Business (“Owned Software”), (i) Seller (with respect to the Business) has in its possession the source code in up-to-date appropriately catalogued versions that are accessible by its employees, (ii) Seller (with respect to the Business) has in its possession documentation as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance the Owned Software by readily using the existing source code and documentation, and (iii) to the Knowledge of Seller, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to the source code for the Owned Software. Neither the Company nor Seller have disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Owned Software, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.

(f)The Company, Seller and Seller’s Affiliates have not distributed or otherwise used any Open Source Software in a manner that would obligate the Company, Seller or Seller’s Affiliates to (i) disclose, distribute, license or otherwise make available any Owned Software in source code form, (ii) license or otherwise make available any Owned Software on a royalty-free basis or otherwise limit their freedom to seek full compensation for the Owned Software, (iii) grant any rights in any Company IP, or (iv) allow a third party to relicense, decompile, disassemble, or reverse engineer any Owned Software. The Company, Seller and

Seller’s Affiliates (on behalf of the Business) are in compliance in all material respects with their Contracts relating to Open Source Software, including attribution and notice obligations.

(g)The Company or Seller lawfully own, lease or license all Systems and such Systems are reasonably sufficient for the immediate and reasonably anticipated needs of the Business, including as to capacity and ability to process current and reasonably anticipated peak volumes in a timely manner. The Company or Buyer will continue to have such rights immediately after the Closing after giving effect to the rights under the Transition Services Agreement.  Except as set forth on Section 3.15(g) of the Disclosure Schedule, for the past three (3) years, there has been no failure or other substandard performance of or any Security Incident involving any System that has caused a material disruption to the Business. The Company and Seller (on behalf of the Business) have maintained commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.  To the Knowledge of Seller, the Owned Software and Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other processes, routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or maliciously erase, or otherwise harm any data, Software or Systems.  The Company and Seller are not in breach in any material respect of any of their Contracts relating to Systems.  In the last three (3) years, the Company and Seller (with respect to the Business) have not been subject to any audit in connection with any Contract pursuant to which they use any third-party System, nor received any notice of intent to conduct any such audit.

3.16Real Property.

(a)The Company does not own any real property.  Section 3.16(a) of the Disclosure Schedule sets forth the address and lease of real property and interests in real property leased by the Company or Seller (exclusively on behalf of the Business) as lessee (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) (the “Real Property Lease”).  The Company has, and after the Closing will have, a valid and enforceable leasehold interest under the Real Property Lease, free and clear of all Encumbrances except for Permitted Encumbrances, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  To the Knowledge of Seller, the Company or Seller (on behalf of the Business) has not received any written notice of any default or event, which, with notice or lapse of time, or both, would constitute a default by the Company or Seller under the Real Property Lease, except such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)To the Knowledge of Seller, the properties subject to the Real Property Lease, are free from material defects (patent and latent), are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.17Environmental Matters.  The Company and Seller (with respect to the Business) are in material compliance with all Environmental Laws.  Neither the Company nor Seller (on behalf of the Business) has, during the past three (3) years, received any written notice of a material violation of Environmental Laws or any material liability arising under Environmental Laws or any investigation, remediation or corrective obligation, relating to the Business or its facilities, the subject of which is unresolved.  As of the date hereof, there is no Action pending against the Company or Seller (with respect to the Business) related to an actual or alleged material violation of Environmental Laws or a material liability arising under Environmental Laws.  To the Knowledge of Seller, material quantities or concentrations of hazardous materials, substances or wastes have not been released or disposed on the properties it occupies subject to the Real Property Leases in violation of Environmental Laws and in a manner that would reasonably be expected to result in a material liability to the Business under applicable Environmental Laws.

3.18Privacy and Data Security Matters.

(a)The Company and Seller (with respect to the Business) are, and have been since January 1, 2018, in material compliance with HIPAA and all applicable Privacy Obligations.

(b)The Company and Seller (with respect to the Business) maintain commercially reasonable and appropriate privacy and data security policies, processes, and controls, and a commercially reasonable and appropriate privacy program, all of which materially meet or exceed the standards set forth in any applicable Privacy Obligations.

(c)The Company and Seller (with respect to the Business) have provided all required consumer privacy notices, and, to the Knowledge of Seller, obtained all necessary consumer consents, required under applicable Law for them to Process Personal Information.

(d)To the Knowledge of Seller, the execution, delivery, performance and consummation of the transactions contemplated by this Agreement (including the Processing of Personal Information in connection therewith) will not cause or constitute a breach or violation of any applicable Privacy Obligations.

(e)The Company and Seller (with respect to the Business) have contractually obligated all third parties Processing Personal Information on their behalf to take commercially reasonable measures to protect the confidentiality of any Personal Information to which such third party has been provided access.

(f)To the Knowledge of Seller, neither the Company nor Seller (on behalf of the Business) has, during the past three (3) years, experienced any Security Incident, nor has, to the Knowledge of Seller, any third party who Processes Personal Information on the Company’s or Seller’s behalf, experienced any Security Incident affecting the Processing of Personal Information on behalf of the Company or Seller (with respect to the Business). There are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened in writing against the Company or Seller (with respect to the Business) alleging a violation of any Person’s privacy or confidentiality rights under any applicable Laws, or of any applicable Privacy Obligations and, to the Knowledge of Seller, no valid basis exists for any such action.

(g)Neither the Company nor Seller (on behalf of the Business) nor, to the Knowledge of Seller, any of their subcontractors for the Business, has (i) been under investigation by any Governmental Authority for an actual or alleged violation of any applicable Privacy Obligation, (ii) received any written notices from the United States Department of Health and Human Services’ Office for Civil Rights or any other Governmental Authority relating to any such actual or alleged violations of any applicable Privacy Obligations, or (iii) received any complaints or notices or other written communications from any Person alleging a violation of any Privacy Obligations.

(h)Except as set forth on Section 3.18 of the Disclosure Schedule, neither the Company, nor any of its subcontractors, has experienced since January 1, 2017, any (A) material breach of security, as defined by the Privacy Obligations, with respect to Personal Information, (B) Breach of Unsecured Protected Health Information as “Breach,” “Unsecured Protected Health Information,” and “Protected Health Information” are defined by HIPAA, or (C) Security Incident affecting the confidentiality of Protected Health Information as “Security Incident” is defined by HIPAA.  The Company has identified, documented, mitigated, remediated and in all other necessary respects addressed Security Incidents to the extent required by applicable Law.  To the extent user data is Protected Health Information, the Company uses and discloses such data in compliance with HIPAA.

(i)The Company currently maintains and has maintained controls, policies and procedures in material compliance with HIPAA (the “HIPAA Policies and Procedures”) during the past six (6) years, and the Company is compliant in all material respects, has complied in all material respects and is currently conducting its business in material compliance with the HIPAA Policies and Procedures. The Company has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) during the past six (6) years. The Company has provided training to applicable members of its workforce reasonably designed to ensure material compliance with HIPAA, the Privacy Obligations, and the HIPAA Policies and Procedures.

(j)The Company has executed current and valid “Business Associate Agreements” (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) (“Business Associate Agreements”) with each (i) “covered entity” (as defined at 45 C.F.R. § 160.103) for whom the Company provides functions or activities that render the Company a “business associate” (as defined at 45 C.F.R. § 160.103); and (ii) “subcontractor” (as defined at 45 C.F.R. § 160.103) of the Company that is a business associate (pursuant to paragraph (3)(iii) of the definition of “business associate” at 45 C.F.R. § 160.103). The Company has not materially breached any such Business Associate Agreement or other data privacy or data security covenants or contractual obligations and, to the Knowledge of Seller, no covered entity or subcontractor has breached any such Business Associate Agreement with the Company. There have been no investigations by or, to the Knowledge of Seller, complaints to the Office for Civil Rights of the U.S. Department of Health and Human Services with respect to HIPAA compliance by the Company or, to the Knowledge of Seller, its subcontractors, and there have been no investigations by or, to the Knowledge of Seller, complaints to state authorities with respect to the Company’s compliance with Privacy Obligations.

(k)The Company has obtained all rights, consents and authorizations necessary under HIPAA and any applicable Law to aggregate and de-identify Protected Health Information it receives or may receive in the performance of its services, whether from any customer or other source (whether or not properly aggregated or de-identified in accordance with HIPAA, the “De-Identified Data”).  As of the date of this Agreement and during the previous three (3) years, any aggregation or de-identification of Protected Health Information by the Company has been in accordance with the requirements of HIPAA. The Company has obtained any and all required rights, consents and authorizations under HIPAA and any applicable Law to create, use, disclose, transfer, sell and assign the De-Identified Data for any lawful purpose. To the extent the Company has used De-Identified Data, the Company has obtained all rights required under applicable Law necessary for the use of such De-Identified Data.

3.19Material Customers and Suppliers.

(a)Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list of the Material Customers.

(b)Section 3.19(b) of the Disclosure Schedule sets forth a complete and accurate list of the Material Suppliers.

(c)Since June 30, 2020, except as set forth on Section 3.19(c) of the Disclosure Schedule, the Business has not received any written notice (or, to the Knowledge of Seller, any other notice) from any of the Company’s Material Customers, Significant Customers or any Material Supplier stating that such customer or Material Supplier will stop, or materially decrease the rate of, its business with the Business, or otherwise materially change the terms of its relationship with the Business.

3.20Brokers’ and Finders’ Fees.  The Company and Seller have not employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Buyer has or could have any liability.

3.21FCPA and Trade Laws.

(a)The Company and Seller (with respect to the Business), to the Knowledge of Seller, all of Business Employees, are, and have been for the past three (3) years, in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, as amended, and all other applicable anti‑corruption or anti‑bribery Laws or regulations as of the date hereof (collectively, the “Anti‑Corruption Laws”).

(b) The Company and its Subsidiaries and, to the Knowledge of Seller, all of the Business Employees, are, and have been in the past three (3) years, in compliance in all material respects with all Global Trade Laws.  None of the Company, Seller (with respect to the Business) or, to the Knowledge of Seller, any of the Business Employees, is or was a Restricted Party.  The Company and Seller and, to the Knowledge of Seller, Business Employees, are not, and have not, directly or knowingly indirectly engaged in any business with, or used, directly or knowingly indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or in any Restricted Country in violation of Global Trade Laws.

(c)In the past three (3) years, neither the Company or Seller (with respect to the Business) nor, to the Knowledge of Seller, any of the Business Employees, has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Authority related to Anti-Corruption Laws or Global Trade Laws, and no investigation, review, audit, or inquiry by any Governmental Authority with respect to Anti-Corruption Laws or Global Trade Laws is pending or, to the Knowledge of Seller, threatened.

(d)Seller (with respect to the Business) has established and continue to maintain reasonable internal controls and procedures intended to ensure compliance with Anti‑Corruption Laws and Global Trade Laws, including an anti-corruption compliance policy.

3.22Insurance Policies.

(a)Section 3.22(a) of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies covering the Business or the Acquired Assets, including self-insurance, and any applicable retroactive dates and deductible retentions.

(b)Section 3.22(b) of the Disclosure Schedule sets forth a complete and accurate list of all surety bonds currently in effect covering the Business.

(c)Since January 1, 2017, there have been no claims for financial damages, bodily injury or property damage by employees of the Company or third parties relating to any incidents or circumstances known to Seller, under or relating to any of the insurance policies described on Section 3.22(a) of the Disclosure Schedule (including self-insurance and any deductible retentions).

3.23No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATES EXECUTED IN CONNECTION HEREWITH, NONE OF SELLER, ITS AFFILIATES, NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS, THE COMPANY, SELLER, ITS SUBSIDIARIES, OR ANY AFFILIATES OF ANY OF THE FOREGOING OR THEIR BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATES EXECUTED IN CONNECTION HEREWITH, NONE OF SELLER, ITS AFFILIATES, NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE BUSINESS, THE ACQUIRED ASSETS, THE COMPANY, OR ANY AFFILIATES OF THE FOREGOING.  THE DISCLOSURE OF ANY MATTER OR ITEM IN THE DISCLOSURE SCHEDULE SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

Article IV
COVENANTS

4.01Conduct of Business.  Except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld) from the date of this Agreement until Closing, Seller covenants that (i) Seller shall, and shall cause the Company and the Business to use commercially reasonable efforts to operate the Business in the Ordinary Course of Business and (ii) without limiting the generality of clause (i), Seller shall not and shall not permit the Company or the Business (as applicable) to:

(a)transfer, grant, issue, sell or dispose of any equity interests of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests of the Company;

(b)effect any recapitalization, reclassification, equity split or like change in the capitalization of the Company;

(c)amend the Organizational Documents of the Company;

(d)grant or take any other action that will result in the imposition of any Encumbrance granted on the Acquired Assets or any property or assets (whether tangible or intangible) of the Company (in each case, other than Permitted Encumbrances);

(e)exclusively license, sell, assign, transfer, abandon, allow to prematurely lapse, or otherwise dispose of any Intellectual Property material to the operation of the Business;

(f)effect any increase in the wages, salaries, compensation, pension or other benefits payable, whether conditionally or otherwise, by the Company or Seller (on behalf of the Business) to any Business Employees or independent contractors who primarily provide services to the Business other than (i) payments made on or prior to the Closing Date or as part of annual merit or other increases made in the Ordinary Course of Business with respect to employees or independent contractors (with respect to the Business) whose annual base compensation or consulting fees does not exceed $250,000 or (ii) payment of accrued or earned bonuses;

(g)adopt, amend or terminate any Benefit Plan in which the Business Employees participate;

(h)fail to use reasonable best efforts to make any claims relating to the Business under existing insurance policies, to the degree eligible;

(i)fail to use reasonable best efforts to prevent any insurance policy naming the Company as a beneficiary or loss-payable payee to be cancelled or terminated, except for terminations and cancellations made in the Ordinary Course of Business which are being replaced with policies providing for substantially equal coverage;

(j)(i) terminate or close (permanently or temporarily) any facility, business or operation, (ii) institute any reductions-in-force, layoffs, furloughs, or material reductions in hours or weekly pay, or (iii) implement any early retirement plan or announce the planning of such a program, in each case, with respect to the Business Employees;

(k)hire, engage or terminate (other than a termination for cause) the employment or engagement of any Business Employee or independent contractor (with respect to the Business), who earns or will earn annual base compensation or consulting fees in excess of $250,000;

(l)negotiate, enter into, amend or extend any Contract with a Union;

(m)change the Company’s methods of accounting, except as required by GAAP;

(n)with respect to the Company or the Business: (i) make, change or revoke any material Tax election, (ii) elect or change any method of accounting for Tax purposes, (iii) change any annual Tax accounting period, file any Tax Return in a manner inconsistent with past practice, settle any audit, assessment, dispute, proceeding or investigation in respect of Taxes, (iv) surrender any right to claim a Tax refund, settle or compromise any action in respect of Taxes, (v) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (vi) file any amended Tax Return, or (vii) enter into any Contract in respect of Taxes with any Governmental Authority; or

(o)solely with respect to the Business, make any acquisitions (including by merger, consolidation or acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof, or capital contributions to, or equity investments in, any other Person.

4.02Access to Information.

(a)Prior to the Closing Date, Buyer (including the Debt Financing Sources) and its representatives shall be entitled to make such investigation of the properties, business and operations of the Business and such examinations of the books and records of the Company as Buyer may reasonably request.  Seller shall reasonably cooperate with Buyer and its representatives in connection with such investigation and examination.  Any such investigation and examination shall be conducted only following reasonable prior notice during regular business hours and under reasonable circumstances in a manner that will not interfere with any of the business operations of the Business or Seller and no such investigation and examination will be permitted to the extent it would require Seller or the Company, as determined in good faith by Seller, to disclose information subject to attorney-client privilege or that would conflict with confidentiality obligations of Seller or the Company or applicable Law; provided, that in such cases Seller shall provide Buyer and its representatives with information to the maximum extent possible.  Buyer acknowledges that the auditors and accountants of Seller shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.

(b)On or before November 13, 2020, Seller shall deliver to Buyer (i) a list of each customer of the Business, including the name, contact, products purchased and pricing for such customer; and (ii) a list of each party whose data is de-identified by the Business.  At or prior to the Closing, Seller shall use its commercially reasonable efforts to have delivered and provided Buyer with true and correct copies of all (i) Contracts to which the Company is party exclusively and (ii) Shared Contracts, in each case, in its possession.

4.03Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, and subject to the other standards of effort specified in this Agreement with respect to particular contexts, each of Buyer and Seller shall use its commercially reasonable efforts to take or cause to be taken, all action, and to do or cause to be done and to assist and cooperate with the other Parties in doing all things necessary to consummate the transactions contemplated hereby.

4.04Filings with Governmental Authorities.

(a)Each of Buyer and Seller shall cooperate with respect to the notices and filings to be made in connection with the consents, approvals, waivers and authorizations under Law required prior to Closing in connection with the transactions contemplated hereby.  Each of Buyer and Seller shall use commercially reasonable efforts to effect all necessary notifications, registrations and filings with any Governmental Authority in connection with transactions contemplated by this Agreement, including the filings required under the HSR Act and any other applicable Antitrust Laws and the submissions of information requested or required by any Governmental Authority (including any such notifications, registrations or filings required post-Closing) and in any event, no later than the End Date.

(b)Each of Buyer and Seller shall prepare and file, or cause their “ultimate parent entity” (as defined under the HSR Act) to file, with the FTC and the DOJ the notification and report form required under the HSR Act for the transactions contemplated hereby no later than ten (10) Business Days after the date hereof and seek to obtain early termination of the waiting period thereunder.  Each of Buyer and Seller shall also as soon as practicable make any other necessary filings for which they are responsible with any other Governmental Authority under any Antitrust Laws that require a mandatory merger control filing with respect to the transactions contemplated hereby.  Each of Buyer and Seller shall promptly file any supplemental or additional information which may reasonably be requested by the FTC and the DOJ and any other Governmental Authority in connection with such filings and shall comply in all material respects with all applicable Laws relating thereto.

(c)Each of Buyer and Seller shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the transactions contemplated by this Agreement under the Antitrust Laws in any event no later than the End Date.  In the event any Action is threatened or instituted challenging the transactions contemplated by this Agreement as violative of Antitrust Laws, each of Buyer and Seller shall use its reasonable best efforts to avoid the filing of, or to resist or resolve, such Action.  Each of Buyer and Seller shall use its reasonable best efforts to take such action as may be required by the DOJ and/or the FTC or any other Governmental Authority in order to resolve such objections as either of them may have to the transactions contemplated by this Agreement under the Antitrust Laws. If the DOJ and/or the FTC or any other Governmental Authority brings a suit, action or proceeding with the purpose of challenging the transactions contemplated by this Agreement as violative of the Antitrust Laws, each of Buyer and Seller shall use its reasonable best efforts to take such action as may be required in order to avoid the entry of any order, decision, or ruling (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the transactions contemplated by this Agreement and to have vacated, lifted, reversed or overturned any such order, decision, or ruling.  Except as may be prohibited by any Governmental Authority or by any Law, Buyer and Seller, will, pursuant to a joint defense agreement in customary form reasonably acceptable to Buyer and Seller, consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Action under or relating to the HSR Act or any other applicable Antitrust Laws.  In addition, except as may be prohibited by any Governmental Authority or by any Law, in connection with any Action under or relating to the HSR Act or any other applicable Antitrust Laws, each of Buyer and Seller, will permit authorized representatives of the other Party to be present at each meeting or conference relating to any such Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Action.

(d)The Parties shall notify the other Parties of any correspondence or contact with the DOJ, the FTC or any other Governmental Authority and shall furnish to the other Parties all such information in its possession as may be necessary for the completion of any required reports or notifications.

(e)Without limiting Section 4.04(c), Buyer agrees to take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, trade regulation or similar Laws that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the consummation of the transactions contemplated hereby and thereby to occur as soon as reasonably possible (and in any event, no later than the End Date), including (i) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority, (ii) agreeing to sell, divest or otherwise convey or hold separate any asset or business of Buyer, the Company or any of their respective Subsidiaries, (iii) permitting Seller to sell, divest or otherwise convey or hold separate any assets or businesses of the Business, (iv) terminating existing relationships, contractual rights or obligations of Buyer, Seller, the Company or any of their respective Subsidiaries, (v) terminating any joint venture or other arrangement of Buyer, Seller, the Company or any of their respective Subsidiaries, (vi) creating any relationship, contractual right or obligation of Buyer, Seller, the Company or any of their respective Subsidiaries, and (vii) effectuating any other change or restructuring of Seller or the Company (and, in the case of actions by or with respect to the Company, by consenting to such action by the Company, including any consents required under this Agreement with respect to such action); provided that any such action may, at the discretion of Seller, be conditioned upon the Closing), in each case such that all consents, approvals, waivers and authorizations from any Governmental Authority that are necessary in order to consummate the transactions contemplated hereby, are obtained at least five (5) business days prior to the End Date.

(f)The filing fees under the HSR Act and any other applicable Antitrust Laws shall be paid by Buyer.

4.05No Solicitation of Transactions.  Each of the Company and Seller will immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal.  Neither the Company nor Seller shall directly or indirectly, through any officer, director, employee, attorney, financial advisor, accountant or other representative, agent, affiliate or any of its Subsidiaries or otherwise, (i) initiate, solicit or encourage any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information or data to any Person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.

4.06Public Announcements; Confidentiality.

(a)From and after the date of this Agreement, except to the extent required by applicable Law neither Seller nor Buyer shall, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other Party, unless such public announcement, release or disclosure is required by applicable Law (including the rules or regulations of the U.S. Securities and Exchange Commission (the “SEC”) or any U.S. or non-U.S. securities exchange) in which case Seller and Buyer will consult prior to the making thereof and use their commercially reasonable efforts to agree upon a mutually satisfactory text. Each Party further acknowledges and agrees that Buyer or Seller may disclose the terms and existence of this Agreement (i) to comply with any SEC disclosure obligations or (ii) in any public announcement or other public communication that is consistent with information disclosed in any other public statement or other public communication that was previously made or issued in compliance with the terms of this Section 4.06(a).

(b)Between the date of this Agreement and the Closing Date, (i) Buyer shall not, and shall not permit its Affiliates to, communicate with any other Person with whom the Business currently maintains or is actively seeking, or has had or actively sought since January 1, 2019, a business or commercial relationship, with respect to the transactions contemplated by this Agreement or with respect to the Business, without the prior written consent of Seller, not to be unreasonably withheld; and (ii) Buyer shall not (except with respect to the HSR Act and any other applicable Antitrust Laws) communicate with any Governmental Authority with respect to the Business or the transactions contemplated hereby without the prior written consent of Seller, not to be unreasonably withheld.

(c)Unless consented to by each of the Parties, the Parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement or the terms and conditions contained herein to any Person except (i) as may be required under applicable Law or stock exchange rule or regulation, (ii) in the case of Buyer, to the Debt Financing Sources in connection with obtaining the Debt Financing, (iii) to the extent that such information becomes generally available to the public other than as a result of disclosure by such Party, or (iv) in the case of the TPG Funds and the LGP Funds, to such Person’s limited partners.

4.07Names Following Closing.  Except for the Company IP expressly assigned to Buyer or as otherwise set forth in the Transition Services Agreement or this Section 4.07, neither Buyer nor any of its Affiliates (including the Company) shall use, or have the right to use the names, trademarks, service marks, trade dress, trade names, business names, brand names, slogans, logos, internet domain names, or other indicia of origin, whether or not registered, of Seller or any of its Affiliates including “Allscripts,” “Allscripts Healthcare” or “MDRX” names, or any variations or derivatives thereof, either alone or in combination with other words or any name or mark that is confusingly similar to or embodying the foregoing (collectively, the “Retained Marks”).  For a period of no longer than ninety (90) days after the Closing, the Company and Buyer shall have the right to continue using the Retained Marks in connection with any signs, logos, email addresses or signatures, websites and domain names, or other materials related to the Business, in each case, solely in the manner used by the Business during the 12-month period prior to the Closing.  For the avoidance of doubt, nothing in this Section 4.07 shall restrict Buyer or the Company from referencing Seller in a factual, non-misleading manner that does not constitute trademark use under applicable Law. Notwithstanding the foregoing, Seller agrees that Buyer shall not be obligated to remove any Retained Marks that may be embedded in Software code that is included in the Acquired Assets or otherwise licensed pursuant to Section 4.08(a), provided that Buyer shall use commercially reasonable efforts to phase out any such embedded uses as such code is updated.

4.08Licenses.

(a)To the extent that Seller or any of its Affiliates own any Intellectual Property (other than the Retained Marks) used in the operation of the Business as conducted by the Company in the 12-month period prior to the Closing that are not owned by the Company or Buyer after Closing, Seller and its Affiliates hereby grant to the Company and its Affiliates, from and after the Closing Date, a royalty-free, irrevocable, non-exclusive (with the right to sub-license consistent with the past practices of the Business), perpetual, worldwide license to exploit such Intellectual Property, solely in a manner consistent with past practice, in connection with the continued operations of the Business, including (with respect to Software) the rights to maintain, copy, modify, transmit, make derivative works of, store and execute such Software, in object code and source code form.

(b)Subject to Section 4.17, to the extent Seller or any of its Affiliates (for clarity, excluding Company) used any Software set forth in Schedule 4.08(b) (which is included in the Acquired Assets) in the ordinary course of business in the 12-month period prior to Closing (“Acquired Shared Software”) Buyer hereby grants Seller from and after the Closing Date, an irrevocable (except as expressly set forth herein), perpetual, non-exclusive, royalty free, fully paid up, worldwide license to exploit such Acquired Shared Software in a manner consistent with past practice and the natural evolution thereof, including the rights to maintain, copy, modify, transmit, make derivatives works of, store, execute, and commercially license and/or host the Acquired Shared Software and to sublicense such rights to the Acquired Shared Software to current and future Affiliates of Seller; provided that the Acquired Shared Software, including any derivative works thereof, (i) shall be used solely as part of Seller’s Care Director product, and (ii) shall not be used in connection with any product or service (or in connection with the marketing of any product or service) with functionality similar to the CarePort Software platforms included in the Acquired Assets.  The foregoing license is personal to Seller and shall not be assigned or transferred, including via merger, change of control, or otherwise, except in connection with a sale of Seller or all or substantially all of its assets.  The foregoing license shall terminate automatically in the event that Seller uses the Acquired Shared Software or derivative works thereof in violation of this Section 4.08(b).

4.09Retention of Records.

(a)Following the Closing, Buyer shall preserve and keep the records held by it at the Closing Date relating to the Business for a minimum of three (3) years after the Closing in accordance with its document retention policy then in effect (but in any event so long as and to the extent required by applicable Law) and make such records and personnel available to Seller as may be reasonably requested by Seller, not to include disputes or potential disputes relating to this Agreement, including in connection with any insurance claims by, legal proceedings against or investigations by any Governmental Authority of, Seller or to enable Seller to comply with its obligations under applicable Law, this Agreement, and each Ancillary Agreement.

(b)Following the Closing, Seller shall preserve and keep the records held by it at the Closing Date relating to the Business for a minimum of three (3) years after the Closing in accordance with its document retention policy then in effect (but in any event so long as and to the extent required by applicable Law) and make such records and personnel available to Buyer as may be reasonably requested by Buyer, not to include disputes or potential disputes relating to this Agreement, including in connection with any insurance claims by, legal proceedings against or investigations by any Governmental Authority of, Buyer or to enable Buyer to comply with its obligations under applicable Law, this Agreement, and each Ancillary Agreement.

4.10Financing.

(a)Subject to Section 4.11, Buyer acknowledges and agrees that Seller, its Affiliates, and their respective representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Buyer may raise in connection with the transactions contemplated by this Agreement, including the Equity Financing, or any cooperation provided pursuant to Section 4.10, and that Buyer shall indemnify and hold harmless Seller and its Affiliates and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Equity Financing and any information utilized in connection therewith.

(b)Buyer shall not amend or alter, or agree to amend or alter, the Equity Commitment Letters in any manner (including the conditions set forth therein) without the prior written consent of Seller.  Buyer shall not release or consent to the termination of the obligations of the sponsors and other Persons under the Equity Commitment Letters except for assignments or amendments to add sponsors, lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Equity Commitment Letters as of the date of this Agreement or as otherwise permitted therein.

(c)Buyer shall give Seller reasonably prompt notice of any breach or threatened breach of which Buyer is or becomes aware by any party to any of the Equity Commitment Letters, any alternative financing commitment, or any alternative financing agreement of which Buyer is or becomes aware or any termination or threatened termination thereof.

(d)Without limiting the generality of the foregoing, Buyer shall give Seller prompt written notice (i) of any actual or alleged breach or default by any party to any of the Equity Commitment Letters or definitive document related thereto of which Buyer or its Affiliates becomes aware, if such breach or default could adversely affect the timely availability or the amount of the Equity Financing, (ii) of the receipt of any written notice or other written communication, in each case, from any Equity Financing source alleging any (A) actual or alleged breach, default, termination or repudiation of the provisions of, or by any party to, any of the Equity Commitment Letters or (B) material dispute or disagreement between or among any parties to any of the Commitment Letters with respect to the obligation to fund the Equity Financing or the amount of the Equity Financing to be funded prior to or at Closing, in each case, which would make the funding of the Equity Financing (or satisfaction of the conditions to obtaining the Equity Financing) less likely to occur or materially delay, materially impair or prevent the availability of all or any portion of the Equity Financing, and (iii) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by any of the Equity Commitment Letters or definitive documents related to the Equity Financing.

4.11Financing Cooperation.

(a)Seller shall, at Buyer’s sole expense, use commercially reasonable efforts to cooperate (and use commercially reasonable efforts to cause the Company and Seller’s and the Company’s respective officers, directors, employees, accountants and other advisors to cooperate) in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer, including (i) causing the appropriate participation by members of management of the Business on reasonable advance notice and at reasonable locations in a reasonable number of meetings (including virtual meetings), conference calls, presentations, due diligence sessions and sessions with prospective lenders in connection with the Debt Financing, (ii) assisting Buyer and the Debt Financing Sources in the preparation of customary lender presentations and other marketing materials used to arrange the Debt Financings, (iii) furnishing Buyer and the Debt Financing Sources as promptly as practicable with (x) financial information reasonably required or requested in connection with the preparation of customary pro forma financial statements to be used in connection with arranging the Debt Financing (provided that the preparation of such pro forma financial statements shall be the sole responsibility of Buyer and Seller shall have no responsibility therefor) and (y) the Required Information, (iv) at least three (3) Business Days prior to the Closing Date, providing all documentation and other information about the Business (including the Company) as is reasonably requested in writing by Buyer at least nine (9) Business Days prior to the Closing Date which relates to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), (v) obtaining customary releases (the “Releases”) from all Encumbrances and guarantees to which the Business (including the Company) is subject pursuant to the agreements and instruments described on Section 3.05 of the Disclosure Schedule (the “Closing Date Indebtedness”), which Releases shall (x) evidence the authority of Buyer to make any filings and take other customary actions necessary or appropriate to give effect to, or evidence, the release of any Encumbrances on the Business (including the Company) relating to such Closing Date Indebtedness, (y) be effective on or prior to the Closing Date and (z) otherwise be in form and substance reasonable satisfactory to Buyer, and (vi) facilitating the pledging of collateral (including the delivery of original share certificates, together with share powers executed in blank, with respect to the Company) as may be reasonably requested by Buyer; provided, that (a) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the ongoing operations of Seller, the Company, or the Business, (b) Seller, the Company or its or their respective Affiliates shall not be required to take any action that would reasonably be expected to (1) result in a breach of any Material Contract or (2) subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs which are promptly reimbursed pursuant to this Section 4.11) or incur any other liability of any kind or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing, in each case prior to the Closing, (c) neither Seller or the Company nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement or execution or delivery of any document, instrument or certificate) or that would be effective prior to the Closing, and (d) none of the boards of directors (or equivalent bodies) of Seller, the Company or any of its or their respective Subsidiaries shall be required to enter into any resolutions or take similar action approving the Debt Financing (except that concurrently with the Closing the board (or its equivalent body) of the Company agrees to sign resolutions or take similar actions that do not become effective until the Closing).  Buyer shall promptly reimburse Seller for any out-of-pocket expenses and costs reasonably incurred in connection with its obligations under this Section 4.11.  Seller hereby consents to the use of any logos of the Business (including the Company) in connection with the Debt Financing; provided, that the logos are used solely in a manner that is reasonable and customary and that is not intended, or reasonably likely, to harm or disparage Seller, the Business or the reputation or the goodwill of Seller or the Business in any respect.

(b)Buyer shall indemnify and hold harmless Seller and its Affiliates and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than information provided by or on behalf of Seller and its Affiliates for use in connection with the Debt Financing).

4.12Non-Foreign Affidavit.  At the Closing, Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required by the Treasury Regulations under Section 1445 of the Code, to the effect that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.13Ancillary Agreements

.  At or prior to the Closing, Seller, the Company and Buyer shall execute and deliver the Transition Services Agreement, the Intellectual Property Assignment, the Assignment, Assumption and Bill of Sale and the Employee Leasing Agreements.

4.14Transfer Powers

.  At or prior to the Closing, Seller shall execute and deliver to Buyer membership interest transfer powers representing the Company Equity Interests.

4.15Further Assurances; Misallocated Assets.  After the Closing, each Party shall from time to time, at the request of the other Parties and without further cost or expense to such other Party, execute and deliver such other instruments and documents and take such other actions as such other Party may reasonably request in order to consummate the transactions contemplated hereby.  If, following the Closing, any right, property or asset which is not an Acquired Asset is found to have been transferred to Buyer in error, either directly or indirectly, Buyer shall transfer, or shall cause its Affiliates (including the Company) to transfer, at no cost, such right, property or asset (and any related liability) as soon as practicable to Seller.  If, following the Closing, any right, property or asset which is an Acquired Asset is found to have been retained by Seller in error, either directly or indirectly, Seller shall transfer, at no cost, such right, property or asset (and any related liability) as soon as practicable to Buyer or an Affiliate (including the Company) indicated by Buyer.

4.16Employees; Benefits.

(a)Within ten (10) Business Days following the date hereof, Buyer shall provide notice to Seller electing one of the following two alternatives for the Continuing Employees located in the United States:

(i)Except as otherwise provided under this subsection (i), immediately preceding the Closing Date, Seller shall cause the Company to make an offer of employment to each Continuing Employee in the United States, which offer shall be for employment in the same position and for the same compensation and benefits offered to such Continuing Employee by Seller immediately prior to such transfer of employment.  For each Business Employee in the United States who (x) is not actively at work due to an approved leave of absence as of the Closing Date, (y) would have been a Continuing Employee had he or she actively been employed as of the Closing Date, and (z) returns to active employment within twelve (12) months after the Closing Date (each, an “Inactive Business Employee”), such Inactive Business Employee shall not be transferred to the Company by the Seller prior to Closing and Buyer or an Affiliate of Buyer shall make an offer of employment to each such Inactive Business Employee as of her or her return to active employment; or

(ii)Seller shall cause a newly formed limited liability company, the name and governing documents of which shall be provided by Buyer (the “New LLC”).  Except as otherwise provided under this subsection (ii), immediately preceding the Closing Date, Seller shall cause New LLC to make an offer of employment to each Continuing Employee in the United States, which offer shall be for employment in the same position and for the same compensation and benefits offered to such Continuing Employee by Seller immediately prior to such transfer of employment.  Each Inactive Business Employee shall not be transferred to New LLC by the Seller prior to Closing and Buyer or an Affiliate of Buyer shall make an offer of employment to each such Inactive Business Employee as of her or her return to active employment.  In the event that Buyer elects this alternative set forth in Section 4.16(a)(ii), (1) the parties shall execute an Employee Leasing Agreement for the Continuing Employees employed by New LLC and located in the United States to be leased to the Buyer for purposes of continuing services with the Company, with supporting processes to be established in good faith by Buyer and Seller prior to Closing to address management and direction of such employees; and (2) Seller shall transfer all units of the New LLC to Buyer on December 31, 2020, along with any supporting documentation that may be requested by Buyer and that is consistent with the scope of Section 4.14.

In the case of either alternative under Section 4.16(a)(i) or 4.16(a)(ii) above, Buyer shall not be required to offer employment to any Business Employee who has not accepted the Company’s or New LLC’s offer of employment, as applicable, to become a Continuing Employee prior to the Employee Closing Date.   Seller shall terminate the employment of any Business Employee who does not accept an offer to become a Continuing Employee on or before the Employee Closing Date.

(b)Seller shall retain the Continuing Employees in India and provide their services to Buyer as part of the Transition Services Agreement or other similar services agreement as advisable under local law (the “India Employee Services Agreement”), as contemplated therein and with supporting processes to be established in good faith by Buyer and Seller prior to Closing to address management and direction of such employees.  Buyer shall cause an affiliate or third party vendor to make offers to such employees at least ten (10) days prior to termination of the related services set forth in the India Employee Services Agreement, and Seller or its Affiliates shall terminate any such Continuing Employees who have not accepted such offers prior to the termination of such services.

(c)For a period ending on the earlier of (i) the 12-month period following the Closing Date or (ii) on the date on which a Continuing Employee ceases to be employed (the “Continuation Period”), Buyer shall provide, or shall cause the Company to provide, to each Continuing Employee a base salary or hourly wage rate, as applicable, that is at least equal to the base wage rate or salary provided to each such Continuing Employee immediately prior to the Closing.  In addition, during the Continuation Period, Buyer shall provide benefits (excluding defined benefit pension, nonqualified deferred compensation, equity or equity-based, severance and post-termination or retiree health or welfare benefits) that are substantially comparable in the aggregate to the benefits (excluding defined benefit pension, nonqualified deferred compensation, equity or equity-based, severance and post-termination or retiree health or welfare benefits) provided by Seller under the Benefit Plans in effect immediately prior to the date hereof.  Buyer agrees to waive any limitations regarding preexisting conditions, and to give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date with respect to the Benefit Plans or under any welfare or other employee benefit plans adopted or maintained by Buyer, the Company or any of their Affiliates on or after the Closing Date.  Buyer agrees to recognize all service of each Continuing Employee for purposes of eligibility to participate, vesting credit, and entitlement to benefits in any applicable Benefit Plans to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any applicable welfare or other employee benefit plans adopted or maintained by Buyer, the Company or any of their Affiliates on or after the Closing Date, in each case that constitute bonus or incentive plans in which such Continuing Employee was be eligible to participate prior to Closing; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  This Section 4.16(a) shall be binding and inure solely to the benefit of each of the Parties, and nothing in this Section 4.16(a), express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.16(a).  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The Parties acknowledge and agree that the terms set forth in this Section 4.16 shall not create any right in any employee or any other Person to any continued employment with any of Seller, the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(d)Notwithstanding the provisions of Section 4.16 of this Agreement and to the extent permitted under applicable Law, neither Seller nor its Affiliates shall take any action to terminate the employment of any Inactive Business Employee until the earlier of (i) the date that is twelve (12) months following the Closing Date (except where required otherwise by applicable Law), (ii) the date when such Inactive Business Employee returns to active employment, and (iii) the date on which such Inactive Business Employee exhausts his or her maximum period of leave under Seller policies or applicable Law.  Buyer, the Company or an Affiliate or Buyer shall offer employment to each Inactive Business Employee upon his or her return to active employment, so long as such Inactive Business Employee returns to active employment within twelve (12) months following the Closing Date (or such longer period required by applicable Law), and each such Inactive Business Employee shall become a Continuing Employee only upon their commencement of active employment with Buyer, the Company or an Affiliate of Buyer.  Seller agrees to promptly notify, or cause its applicable Affiliate to notify, Buyer upon receiving notice of an Inactive Business Employee’s pending return to work or upon an Inactive Business Employee’s exhaustion of leave under Seller policies.

(e)During the Continuation Period, Buyer shall honor in accordance with their terms all severance arrangements between Seller, on the one hand, and the Continuing Employees, on the other hand, in effect prior to the Closing Date, as well as all applicable Laws relating to the termination and severance of employment. The requirements of this subsection (e) shall furthermore apply to any Business Employee who is not extended an offer to become a Continuing Employee  at Buyer’s request, and as a result such Business Employee becomes eligible to be paid severance under the Allscripts Healthcare Solutions, Inc. Severance Plan dated as of May 20, 2013, as amended, or to be paid statutorily required severance for those Business Employees located in India, due to Seller’s involuntary termination of such individual at or immediately prior to the Employee Closing Date.

(f)Seller and Buyer agree that they will utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting relating to Business Employees.

(g)The Company or New LLC, as applicable, shall cease to be a participating employer in the Benefit Plans as of the Employee Closing Date and the Continuing Employees that are employed by the Company or New LLC, as applicable, as of the Employee Closing Date shall cease to be active participants in the Benefit Plans, except as provided in the applicable Benefit Plan or under applicable Law.

(h)Effective as of the Employee Closing Date, contributions under the Seller’s defined contribution plan in respect of the Continuing Employees who participated in such plan shall cease, and the account balances of all such Continuing Employees shall be 100% vested.  Effective as of the Employee Closing Date, or soon as practicable thereafter, Buyer shall establish or make available a 401(k) plan for the benefit of the Continuing Employees, which plan will accept, subject to and to the extent permitted by the terms of the tax-qualified 401(k) plan designated by Buyer and the terms of Seller’s tax-qualified 401(k) plan in which such Continuing Employees participate, rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, and including a plan loan of such employee) from the Seller’s defined contribution plan to such tax-qualified 401(k) plan designated by Buyer.

4.17Restrictive Covenants.

(a)From and after the Closing until the one-year anniversary of the Closing Date (the “Restricted Period”), Seller will not, and will cause its Affiliates to not, hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Business Employee that is employed by Buyer, or induce or attempt to induce any Continuing Employee or independent contractor engaged by the business to leave employment or engagement, or otherwise diminish or terminate its relationship, with Buyer.

(b)During the Restricted Period, Seller will not, and will cause its Affiliates not to, anywhere within North America or in any other geographic area in which the Business is conducted (or is in active planning to be conducted) as of the Closing Date, engage in all or any portion of the Business or any business that directly competes with the Business.

(c)During the Restricted Period, Seller will not, and will cause its Affiliates not to, (i) solicit or encourage any customer, client, vendor or other business partner (each, a “Business Partner”) of the Business who has been such at any time within the twelve (12)-month period immediately preceding the Closing Date to terminate or diminish its relationship with the Business; or (ii) seek to persuade any such Business Partner, or any prospective Business Partner, of the Business who has been such at any time within the twelve (12)-month period immediately preceding the Closing Date, to conduct with anyone else any business or activity which such Business Partner conducts, or such prospective Business Partner could conduct, with the Business.

(d)Notwithstanding anything to the contrary in this Section 4.17, Seller and its Affiliates shall not be prohibited from: (i)  advertising job openings by use of third party recruiters, newspapers, magazines, the internet, social media or any other media, so long as such efforts are not specifically directed at any Business Employee or independent contractor (with respect to the Business), (ii) hiring, or soliciting any Business Employee or independent contractor (with respect to the Business) who has been terminated by, or has terminated employment with, Buyer or any Affiliate thereof more than twelve (12) months prior to the activity restricted by this Section 4.17; (iii) continuing to engage in any business that Seller or any of its respective Affiliates engage in as of the date of this Agreement, provided that such activity does not violate Section 4.17(b); (iv) integrating any products, services or solutions of any other business with or into any products, services or solutions of Seller or its Affiliates and any remote hosting thereof, so long as the primary purpose of such integration is not to engage in the Business; (v) referring any clients of Seller or its Affiliates to any business that competes with the Business; provided that such activity does not violate Section 4.17(c), (vi) holding, as a passive investment, not more than ten percent (10%) of the outstanding voting securities of any company (whether public or private) that is engaged in the Business or any business that competes with the Business; (vii) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any business that competes with the Business, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from such competitive business were less than twenty-five percent (25%) of the total consolidated revenues of the acquired business; or (viii) fulfilling their respective obligations under this Agreement or any other Ancillary Agreement, including the Transition Services Agreement.

(e)From and after the Closing, Seller agrees to indemnify the directors and officers of the Company for any pre-Closing acts or for any claims made against them relating to any actions, omissions, incidents or other occurrences taking place prior to the Closing, including for any claim made after the Closing with respect to any pre-Closing acts, in each instance in accordance with Seller’s policies and practices then in effect.

(f)Seller agrees that (i) its agreement to the covenants contained in this Section 4.17 is a material condition of Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, (ii) the covenants contained in this Section 4.17 are necessary to protect the good will, confidential information, trade secrets and other legitimate interests of the Business and Buyer, (iii) in addition and not in the alternative to any other remedies available to it, Buyer shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by Seller of any such covenants, without having to post bond, (iv) the Restricted Period applicable to Seller shall be tolled, and shall not run, during the period of any breach by Seller of any such covenants, (v) no breach of any provision of this Agreement shall operate to extinguish Seller’s obligation to comply with this Section 4.17, and (vi) in the event that the final judgment of any court of competent jurisdiction declares any term or provision of this Section 4.17 to be invalid or unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

Article V
CONDITIONS TO THE CLOSING

5.01Conditions to the Obligations of Seller and Buyer.  The obligations of Seller and Buyer to effect the transactions contemplated herein shall be subject to the satisfaction, at the Closing, of the following conditions:

(a)No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

(b)All applicable waiting periods (and any extensions thereof)  under the HSR Act and under any other applicable Antitrust Laws shall have expired or been terminated and all applicable clearances, approvals, and consents required to be obtained under any other applicable Antitrust Laws to permit the Parties to consummate the transactions contemplated hereby shall have been obtained.

5.02Conditions to the Obligations of Seller.  The obligation of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, at the Closing, of the following conditions:

(a)The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of that date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), except for any failures to be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) which do not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b)Buyer shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by Buyer under this Agreement on or prior to the Closing.

(c)Buyer shall have furnished Seller with a certificate signed by one of its executive officers to the effect that, to the knowledge of such officer, the conditions set forth in Sections 5.02(a) and 5.02(b) have been satisfied.

5.03Conditions to the Obligations of Buyer.  The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction, at the Closing, of the following conditions:

(a)(i) Each of the representations and warranties of Seller contained in Section 3.01 (Organization and Power), Section 3.02 (Authorization), Section 3.03 (Consents and Approvals; No Violations); Section 3.04 (Capitalization of the Company), Section 3.05(a) (Title to Assets) and Section 3.20 (Brokers’ and Finders’ Fees) (such representations and warranties are collectively referred to as the “Fundamental Representations”) shall be true and correct in all respects (other than de minimis accuracies) as of the date hereof and as of the Closing Date as though then made (except for representations and warranties that are made as of a specific date which shall speak only as of such date) and (ii) the other representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date as though made on and as of that date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), except in the case of clause (ii) for any failures to be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) which do not, individually or in the aggregate, have a Material Adverse Effect.

(b)Seller shall have performed and complied in all material respects with all agreements and covenants to be performed or complied with by Seller under this Agreement on or prior to the Closing.

(c)Seller shall have furnished Buyer with the fully executed Releases.

(d)Seller shall have furnished Buyer with a certificate signed by one of its officers to the effect that, to the knowledge of such officer, the conditions set forth in Sections 5.03(a) and 5.03(b) have been satisfied.

5.04Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 5.01(b) if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VI
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

None of the representations and warranties set forth in this Agreement or in any certificates delivered in connection with this Agreement or any covenants contemplated by this Agreement to be performed prior to the Closing shall survive the Closing and the consummation of the transactions contemplated hereby.  This provision shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing, which such covenants will survive in accordance with their terms.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any remedies or obligations in respect of Fraud. The Parties acknowledge that Buyer may obtain a representations and warranties insurance policy (the “RWI Policy”) in respect of any inaccuracy or breach of the representations and warranties of Seller contained herein, subject to the terms of the RWI Policy. Buyer acknowledges and agrees that, except in the case of Fraud, Buyer’s sole recourse in the event of any such inaccuracy or breach shall be making claims under the RWI Policy, if any.

Article VII
TAX MATTERS

7.01Cooperation on Tax Matters. Buyer and Seller will cooperate, as and to the extent reasonably requested by any Party, in connection with the filing and preparation of Tax Returns and any Action related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller will retain all books and records with respect to Tax matters pertinent to Seller or the Business relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

7.02Transfer Taxes.  Each of Buyer and Seller shall be liable for and shall pay when due fifty percent (50%) of all sales, use, documentary, stamp, recordation or other similar Taxes or governmental charges, if any, as levied by any Tax Authority or Governmental Authority arising out of, in connection with or attributable to the transactions contemplated by this Agreement.  Buyer and Seller agree to cooperate to file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner.

7.03Proration of Taxes.  For all purposes of this Agreement, (i) all personal property, real property, intangible, ad valorem property and similar Taxes levied with respect to the Business and any Acquired Asset for any Straddle Period shall be apportioned between Buyer and Seller based on the number of days included in such period ending on and including the Closing Date and the number of days included in such period after the Closing Date and (ii) all non-income Taxes attributable to the Business and any Acquired Asset with respect to the Straddle Period (other than Taxes described in clause (i)) shall be determined based on an interim closing of the books as of the Closing Date.

Article VIII
TERMINATION

8.01Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)by mutual written consent of Buyer and Seller;

(b)by either Buyer or Seller upon written notice to the other if the Closing shall not have occurred on or before December 31, 2020 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to a Party then in breach of its obligations under this Agreement; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.01(b) in the event Seller has initiated proceedings to specifically enforce any provisions of this Agreement while such proceedings are still pending;

(c)by either Buyer or Seller if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(d)by Buyer at any time prior to the Closing, if (i) Seller is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the End Date and fifteen (15) days following written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 5.03 incapable of being satisfied; or

(e)by Seller at any time prior to the Closing, if (i) Buyer is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the End Date and fifteen (15) days following written notice of such breach from Seller (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 5.02(b) incapable of being satisfied.

8.02Procedure and Effect of Termination.

(a)If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 8.01, no Party shall have any further liability or obligation hereunder to any other Party other than the obligations under Section 4.06, this Section 8.02, Section 9.13(c), Article IX, the Limited Guarantee (to the extent set forth therein) and the Confidentiality Agreement, which shall continue in full force and effect; provided, that subject to Section 9.13(c), no Party shall be released from liability hereunder for any prior willful breach of any representation, warranty, covenant or agreement set forth in this Agreement by such Party and nothing in this Section 8.02 shall impair the right of any Party to compel specific performance by the other Party or Parties of its or their obligations under this Agreement pursuant to Section 9.13.

Article IX
GENERAL PROVISIONS

9.01Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given or delivered (and shall be deemed to have been duly given or delivered upon receipt) by delivery in person, by Federal Express or other similar overnight courier service or by electronic mail (followed by delivery of an original via Federal Express or similar overnight courier service).  Notices, demands and communications to Buyer or Seller, as applicable, shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)if to Buyer to:

Carbonite Buyer, Inc.
c/o TPG Partners VIII, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102
Attention: Mike Guo
Email:  mguo@tpg.com

with a copy to (which notice shall not constitute notice to Buyer):

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111

Attention: Jason Freedman, Minh-Chau Le, and Matthew Jacobson

Email:	jason.freedman@ropesgray.com

matthew.jacobson@ropesgray.com

minh-chau.le@ropesgray.com

(b)if to Seller to:

Allscripts Healthcare, LLC
c/o Allscripts Healthcare Solutions, Inc.
222 Merchandise Mart Plaza, Suite 204
Chicago, IL 60654
Attention: SVP and Corporate Secretary
Email: eric.jacobson@allscripts.com

with a copy to (which notice shall not constitute notice):

McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, IL 60606

Attention:  John Tamisiea
Email:  jtamisiea@mwe.com

9.02Entire Agreement.  This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement.  The Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full above.

9.03Severability.  If any term or other provision of this Agreement for any reason is declared by a final order of a court of competent jurisdiction to be invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable Law.  Upon such declaration that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

9.04Expenses.  Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

9.05Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by Buyer and Seller.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  Notwithstanding anything to the contrary contained in this Agreement, this last sentence of Section 9.05, the last sentence of Section 9.07, Section 9.08, the last sentence of Section 9.11, and Section 9.12 may not be amended in a manner that is materially adverse to the Debt Financing Sources providing the Debt Financing without the consent of the Debt Financing Sources party to the agreements relating to the Debt Financing.

9.06Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.  Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties without the prior written consent of the other Parties; provided, that Buyer may, without the consent of any other Party, assign their rights hereunder for collateral security purposes only to any Debt Financing Sources in connection with the Debt Financing.

9.07No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, other than the provisions of Section 9.08(a), with respect to Non-Recourse Parties, express or implied, is intended to or shall confer any right or benefit upon any other Person.  Without limiting the generality of the foregoing, the Debt Financing Sources are intended third party beneficiaries of the provisions set forth in this Section 9.07, the last sentence of Section 9.05, Section 9.08(b), the last sentence of Section 9.11, and Section 9.12.

9.08No Recourse.

(a)Except to the extent set forth in the Equity Commitment Letters, the Limited Guarantee and the Confidentiality Agreement, all claims, obligations. liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing, including any Debt Financing Sources (collectively, the “Non-Recourse Party”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or breach of this Agreement (other than as set forth in this Agreement, the Equity Commitment Letters, the Limited Guarantee and the Confidentiality Agreement) and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise specifically set forth in this Agreement, the Equity Commitment Letters, the Limited Guarantee and the Confidentiality Agreement, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b)Notwithstanding anything to the contrary contained herein, each Party (other than Buyer or any Affiliate of Buyer that is party to any agreement relating to the Debt

Financing in respect of rights, claims or causes pursuant to such agreements) hereby irrevocably waives any rights or claims against any Debt Financing Source in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, agrees not to commence any action or proceeding against any Debt Financing Source in its capacity as the same in connection with this Agreement or the Debt Financing or any of the transactions contemplated hereby or thereby, and agrees to cause any such action or proceeding asserted against a Debt Financing Source to the extent asserted against a Debt Financing Source by the Company, Seller or any of their Affiliates in connection with this Agreement or the Debt Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated.  In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to any Party (other than Buyer or any Affiliate of Buyer that is party to the Debt Financing in respect of any rights, claims or causes pursuant to the Debt Financing) in its capacity as a Debt Financing Source in connection with this Agreement or the Debt Financing or the transactions contemplated hereby or thereby.  Notwithstanding anything to the contrary in this Section 9.08, nothing in this Section 9.08 shall be deemed to limit any liability to Buyer or any Affiliate of Buyer that is or becomes party to any agreement relating to the Debt Financing in respect of Buyer’s or such Affiliate’s rights, claims or causes pursuant to the Debt Financing.

9.09Counterparts.  This Agreement may be executed in any number of counterparts (including by means of electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by electronic means, including as a pdf attachment to an email, shall be effective as delivery of a manually executed counterpart of this Agreement.

9.10Interpretation; Schedules.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules.  Any information set forth in one section of the Disclosure Schedule will be deemed to apply to other sections of the Disclosure Schedule only to the extent such disclosure is made in a way so as to make its relevance to such other section apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto).  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, are or are not required to be disclosed, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Schedule hereto is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material).  The information contained in the Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

9.11Governing Law; Interpretation.  This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of Delaware applicable to contracts executed and to be wholly performed within Delaware.  Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) (and appellate courts thereof) and (ii) that any such action, cause of action, claim, cross-claim or third-party claim arising out of or relating in any way to the Debt Financing or the performance thereof shall be governed by, and construed in accordance with, the laws of the State of New York.

9.12Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a)Subject to the last sentence of Section 9.11, any Action against Buyer, the Company or Seller and arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in the State of Delaware (the “Designated Courts”), and the Parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any Action.  Each Party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party in accordance with the addresses set forth in Section 9.01 shall be effective service of process for any Action brought against such Party in any such court.  Buyer hereby designates the individual listed in Section 9.01(a) to whom notice may be given on behalf of Buyer as its true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of Seller.  Seller hereby designates the individual listed in Section 9.01(b) to whom notice may be given on behalf of Seller as its true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of Buyer.

(b)In addition, each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Action brought in the Designated Courts has been brought in an inconvenient forum.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE DEBT FINANCING).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.12.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.13Remedies.

(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available.  It is accordingly agreed that, in addition to any other remedies that may be available, the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including Buyer’s obligation to pay, and the right of Seller to receive, the Purchase Price) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)Notwithstanding anything herein to the contrary, it is acknowledged and agreed that Seller shall be entitled to specific performance of Buyer’s obligation to cause the Equity Financing to be funded and Buyer’s obligations to consummate the transactions contemplated by this agreement only and solely in the event that (i) all of the conditions set forth in Sections 5.01 and 5.03 (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which is capable of being satisfied and is satisfied as of the time that Closing is required to have occurred pursuant to Sections 5.01 and 5.03) have been satisfied as of the time when Closing is required to have occurred pursuant to Section 1.06, (ii) Seller has irrevocably confirmed in a written notice delivered to Buyer that all of the conditions set forth in Sections 5.01 and 5.03 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, subject to such conditions being capable of satisfaction at the Closing) and (iii) the Closing will occur pursuant to Article II if specific performance is granted and the Equity Financing is fully funded in accordance with their terms.

(c)Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the maximum aggregate liability of Buyer for damages or otherwise shall be limited to the Enterprise Value. Under no circumstances shall Seller be permitted or entitled to receive both such grant of specific performance contemplated pursuant to Section 9.13(b) and payment of monetary damages.

(d)Subject to the limitations in this Section 9.13, except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(e)Notwithstanding anything herein to the contrary, if Buyer or Seller commences a lawsuit that results in a judgment against the other Party to specifically enforce such Party’s obligations under this Agreement, such other Party shall pay to the initiating Party the costs and expenses (including attorneys’ fees) of the initiating Party in connection with such lawsuit, such amount not to exceed $2,000,000.

(f)WellSky unconditionally and absolutely guarantees, as a guaranty of payment, performance and observation, and not merely as a guaranty of collection, the prompt payment, performance and observation by Buyer of each and every obligation, covenant and agreement of Buyer set forth in this Agreement and any extension, renewal and/or modification thereof. The obligation of Buyer under this Section 9.13(f) is a continuing guaranty and shall remain in effect and shall survive the Closing.

9.14Arm’s Length Negotiations; Drafting.  Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has relied solely and completely upon its own judgment in executing this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.  This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

9.15Time.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.16Made Available.  The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the “Project VENICE” data room at services.intralinks.com one Business Day before signing or delivered to Buyer or its accountants, attorneys or other agents.

9.17Company Representation.  Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that McDermott Will & Emery LLP may serve as counsel to Seller, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated thereby, and that, following consummation of the transactions contemplated hereby, McDermott Will & Emery LLP (or any successor) may serve as counsel to Seller or any director, member, partner, officer, or employee of the Company or Seller in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company, and each of the Parties consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause its Affiliates to consent to and waive any conflict of interest arising from such representation.  Buyer, Seller and the Company further agree that, as to all communications among McDermott Will & Emery LLP, the Company, Seller and their respective Affiliates in connection with any matter, including without limitation in connection with the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence (and the right to waive or assert such privileges) belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer.  The Parties agree that McDermott Will & Emery LLP shall not, without the consent Seller, be required to disclose to Buyer any advice given in connection with this Agreement and the transactions contemplated hereby.

Article X
DEFINITIONS

10.01Defined Terms.  As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Business (excluding sales of assets in the Ordinary Course of Business) equal to fifty-one percent (51%) or more of the value of the assets of the Business or to which fifty-one percent (51%) or more of the revenues or earnings of the Business are attributable, (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, fifty-one percent (51%) or more of the equity securities of the Company, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or involving substantially all of the assets of the Company or the Business with a value set forth in clause (a) of this definition; in each case, other than the transactions contemplated by this Agreement.

“Action” shall mean any action, claim, suit, charge, audit, investigation, mediation, arbitration, or proceeding by or before any Governmental Authority or arbitration tribunal.

“Acquired Assets” has the meaning set forth in Section 1.01.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliate Assignable Contracts” has the meaning set forth in Section 1.12(d).

“Agreement” has the meaning forth in the Preamble to this Agreement.

“Allocation” has the meaning set forth in Section 1.11.

“Ancillary Agreements” means all of the agreements and documents being executed and delivered in connection with or pursuant to this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 3.21(a).

“Antitrust Laws” shall mean the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable U.S. or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Assignable Shared Contracts” has the meaning set forth in Section 1.12(c).

“Assignment, Assumption and Bill of Sale” means the Assignment, Assumption and Bill of Sale Agreement, in substantially the form attached hereto as Exhibit B, selling, transferring, assigning and delivering to Buyer the Acquired Assets hereunder.

“Assumed Liabilities” has the meaning set forth in Section 1.02.

“Benefit Plan” shall mean, whether written or unwritten, any (a) “employee benefit plan” (as defined in Section 3(3) of ERISA), “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and (b) whether or not subject to ERISA, each employment, independent contractor, bonus, commission or other, incentive compensation, deferred compensation, pension, profit sharing, retirement, medical, dental, life insurance, spending account, disability, severance, change in control, tax gross-up, stock option, stock purchase, restricted stock or other equity or equity-based compensation plan, policy, practice, agreement or arrangement that is sponsored, maintained or contributed to, or required to be contributed to, by the Company or Seller (on behalf of the Business), in which present or former employees of the Business participate.

“Business” means the business of providing applications and Software solutions to hospitals, health systems, providers and payors to manage and coordinate acute and post-acute care through the following products and solutions: CarePort Connect, CarePort Guide, CarePort Care Management, CarePort Referral Management, CarePort Transition and CarePort Insight.

“Business Associate Agreement” has the meaning as set forth in Section 3.18(j).

“Business Data” means all (i) all books, records, files, ledgers, billing records, distributor, supplier, vendor and customer invoices, data and papers, whether in hard copy or computer or other format exclusively used in the Business, including financial and accounting records, supplier, vendor, distributor and customer lists, advertising and marketing plans, current and historical regulatory records, communications with regulatory authorities, and market research and studies, sales and promotional literature and materials, manuals and data, sales and purchase correspondence, historical sales, list prices and rebate information, employment records and including as necessary to verify employees’ immigration status, attendance records, qualifications and certifications held by employees, (ii) confidential information and trade secrets constituting Company IP, (iii) source code and documentation for the Owned Software, and (iv) Personal Information and Protected Health Information, including aggregated or de-identified versions thereof, Processed by or on behalf of the Business.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.

“Business Employees” means the employees who were providing services primarily to the Business as of immediately preceding the Closing Date, including those on leave of absence or disability.

“Business Financial Statements” shall mean the unaudited balance sheets and statements of profit and loss of the Business as at, and for the years ended, December 31, 2018 and December 31, 2019 (“Year-End Financial Statements”) and the unaudited balance sheet and statement of profit and loss of the Business as at and for the twelve months ended June 30, 2020.

“Business Partner” has the meaning set forth in Section 4.17(c).

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform all of its obligations hereunder.

“Cash Amount” means, as of 11:59 p.m. (Chicago time) on the Closing Date, all unrestricted cash, cash equivalents and marketable securities (net of issued and uncleared checks, drafts or wires but including deposits in transit) held by the Company at such time determined in accordance with GAAP; provided that, in no event shall the Cash Amount equal an amount in excess of $2,000,000.

“Cash Payment” means the amount equal to (a) the Enterprise Value, plus (b) the Cash Amount, minus (c) the Working Capital Deficit, if any, plus (d) the Working Capital Surplus, if any.

“Closing” has the meaning set forth in Section 1.06.

“Closing Date” has the meaning set forth in Section 1.06.

“Closing Date Indebtedness” has the meaning set forth in Section 4.11(a).

“Closing Statement” has the meaning set forth in Section 1.09(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company IP” means, collectively, the items described in Section 1.01(f), together with any other Intellectual Property owned or purported to be owned by the Company.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated August 15, 2020 by and between Allscripts Healthcare Solutions, Inc. and Wellsky.

“Conforming Offer” has the meaning set forth in Section 4.16(a)(i).

“Continuation Period” has the meaning set forth in Section 4.16(c).

“Continuing Employees” shall mean all Business Employees other than Inactive Business Employees.

“Contract” shall mean any written or oral contract, agreement, arrangement, instrument or other commitment legally binding and enforceable on the parties thereto under applicable Law and, in the case of such oral contracts, agreements, arrangements, instruments or other commitments.

“Contracting Party” has the meaning set forth in Section 9.08(a).

“De-Identified Data” has the meaning as set forth in Section 3.18(k).

“Debt Financing” means any revolving and term loan debt financing (including any first and second lien debt financing) to be obtained by Buyer for the purposes of financing, in part, the transactions contemplated hereby.

“Debt Financing Sources” means the Persons providing, or otherwise entering into commitments or definitive agreements in connection with the Debt Financing (including for the avoidance of doubt, any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective successors and permitted assigns).

“Delayed Assets” has the meaning set forth in Section 1.11.

“Designated Courts” has the meaning set forth in Section 9.12(a).

“Disclosure Schedule” means the disclosure schedule to this Agreement delivered by Seller to Buyer on the date hereof regarding certain exceptions to the representations and warranties in Article III hereof.

“DOJ” shall mean the United States Department of Justice.

“Employee Closing Date” shall mean the date, under the requirements of Section 4.16(a) or Section 4.16(b), as applicable, on which the Continuing Employees transfer to Buyer through (x) Buyer’s purchase of the New LLC or the Company for the Continuing Employees located in the United States, or (y) the Continuing Employees located in India transferring to an affiliate of Buyer or a third party vendor.

“Employee Leasing Agreement” means the Employee Leasing Agreement for Continuing Employees located in the United States, which agreement will contain mutually acceptable terms and be entered into at or prior to the Closing, as mutually agreed by the Parties.

“Encumbrance” means any lien, charge, mortgage, pledge, security interest, encumbrance, deed of trust, hypothecation, deposit, easement, license, right of first offer, right of first refusal, option or similar adverse claim in respect of any property or asset (other than restrictions on transfer generally arising under federal and state securities Laws).

“End Date” has the meaning set forth in Section 8.01(b).

“Enterprise Assets” means all tangible and intangible assets used by Seller or its Affiliates to provide Enterprise Services to the Business.

“Enterprise Contracts” means any Contracts between Seller or its Affiliates and a third party pursuant to which the Business and Seller and/or its Affiliates receive products or services or license Software (other than Shared Contracts).

“Enterprise Services” means those services provided by Seller or its Affiliates to the Business for operating the Business, including those services identified on Schedule 10.01.

“Enterprise Value” means One Billion Three Hundred Fifty Million Dollars ($1,350,000,000).

“Environmental Laws” means all Laws concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances or wastes.

“Equity Commitment Letters” has the meaning set forth in Section 2.05(a).

“Equity Financing” has the meaning set forth in Section 2.05(a).

“Equity Interests” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (an “Capital Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Capital Interest, (c) equity appreciation, phantom equity, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Capital Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade, business or other Person that is or was at any relevant time treated as single employer with the Company under Section 414 of the Code.

“Estimated Cash Payment” has the meaning set forth in Section 1.07.

“Excluded Assets” has the meaning set forth in Section 1.03.

“Excluded Liabilities” has the meaning set forth in Section 1.04.

“Excluded Taxes” has the meaning set forth in Section 1.04(c).

“Financing” shall have the meaning set forth in Section 2.05(a).

“Fraud” means an actual and intentional misrepresentation or omission made by a Person in connection with this Agreement or any certificates executed in connection herewith, with actual knowledge or belief that such representation was false with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has actually and reasonably relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory). For the avoidance of doubt, “Fraud” specifically excludes fraud based on a theory of recklessness or any form of constructive or equitable fraud.

“FTC” shall mean the United States Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Article VI.

“GAAP” means United States generally accepted accounting principles applicable to private companies applied in a manner consistent with that used in preparing the Business Financial Statements.

“Global Trade Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority or the President's Executive Orders and administered by the U.S. Treasury Department's Office of Foreign Assets Control (“OFAC”); European Union (“E.U.”) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other relevant economic sanctions or export and import control Laws imposed by a relevant Governmental Authority.

“Governmental Authority” means any United States or non-United States, federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court, regulatory or administrative body, or any mediator, arbitrator or arbitral body.

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“Healthcare Laws” means any and all Laws governing healthcare matters applicable to the Company including, but not limited to: (i) all applicable Laws of any Governmental Authority or Governmental Health Program relating to the business of any of the entities that are part of the Company including, but not limited to, the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Law, 42 U.S.C. § 1320a-7; HIPAA and any similar state and local Laws that address the subject matter of the foregoing; Laws relating to the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Governmental Health Programs; the Deficit Reduction Act of 2005, the Patient Protection and Affordable Care Act of 2010, and the Laws promulgated thereunder; and (ii) any advisory opinions, bulletins, notifications, manuals, guidance, opinion letters, policies and any and all other Governmental Authority interpretations with regard to any Law referenced in subsection (i) above that are binding upon the Company.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and all regulations promulgated under the foregoing, as amended from time to time.

“HIPAA Policies and Procedures” has the meaning as set forth in Section 3.18(i).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Inactive Business Employee” has the meaning set forth in Section 4.16(a)(i).

“Included Current Assets” has the meaning as set forth in Section 1.10(a).

“Included Current Liabilities” has the meaning as set forth in Section 1.10(a).

“Indebtedness” means, except to the extent included in the calculation of Working Capital or as set forth in Section 4.16, the outstanding principal amount of, and all interest and other amounts accrued in respect of and all amounts payable at retirement of, (a) any indebtedness for borrowed money of the Company or Seller (in respect of the Business), (b) any obligation of the Company or Seller (in respect of the Business) evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligation of the Company or Seller (in respect of the Business) with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company or Seller (with respect to the Business), (d) any obligations for the deferred purchase price of property or services, whether contingent or otherwise (including any earn-out or similar obligations), and any obligations secured by liens, (e) accrued but unpaid severance or termination pay entitlements of current or former employees, officers, directors, independent contractors or individual service providers (and the employer portion of any payroll, social security, employment or similar Taxes associated with such payments and entitlements), (f) any capitalized leases of the Company or Seller (in respect of the Business), (g) any interest rate swap, currency swap or other interest rate or currency hedging agreement, and (h) any obligation of the type referred to in clauses (a) through (g) of another Person the payment of which the Company or Seller (in respect of the Business) has guaranteed or for which the Company or Seller (in respect of the Business) is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. For the avoidance of doubt, Indebtedness shall not include any deferred revenue (whether classified as current or long-term).

“Independent Auditor” has the meaning set forth in Section 1.09(a).

“India Employee Services Agreement” has the meaning set forth in Section 4.16(b).

“Inside Date” has the meaning set forth in Section 1.06.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property as of the date hereof, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals and patents issuing on any of the foregoing, and all renewals, reexaminations, substitutions, extensions and reissues of any of the foregoing, (b) all trademarks, service marks, service names, brand names, trade dress, trade names, logos, corporate names and other source or business identifiers, together with all of the goodwill associated with any of the foregoing, and any registrations, applications for registration, renewals and extensions of any of the foregoing, (c) all copyrights and works of authorship, compilations, data, database and design rights, and mask works, in each case, whether or not registered or published, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing, (d) trade secrets and other confidential or proprietary information, (e) Internet domain names, rights of privacy and publicity and social media usernames and accounts, (f) all intellectual property rights arising from or related to Software and other Technology, (g) all rights to sue and recover for any past, present or future infringement, misappropriation or other violation of any of the foregoing, and (h) any other intellectual property rights arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention.

“Intellectual Property Assignment” means the Intellectual Property Assignment substantially in the form of Exhibit E attached hereto.

“Knowledge of Seller” shall mean the actual knowledge of Dr. Lissy Hu, Marc Camm, Zachary Truesdale and Mark Heron.

“Law” means any federal, state, local, municipal or foreign or international order, constitution, law, ordinance, statute, treaty, or legally binding rule or regulation.

“Limited Guarantee” has the meaning set forth in the recitals to this Agreement.

“LGP Funds” has the meaning set forth in the Preamble to this Agreement.

“Material Adverse Effect” means any event, change, occurrence, state of facts, development, circumstance or occurrence, individually or in the aggregate, that had or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of the Business, after taking into effect any insurance recoveries; provided, that any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) except with respect to the representation in Section 3.03 the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (b) the identity of, or the effects of any facts or circumstances relating to, Buyer or its Affiliates; (c) business or political conditions or conditions generally affecting the industry or segments therein in which the Business participates, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Business operates; (d) any action taken or statement made by Buyer or its Affiliates or their respective representatives; (e) compliance with the terms of, or the taking of any action required by, this Agreement (other than the obligation to operate in the Ordinary Course of Business pursuant to Section 4.01) or approved in writing by Buyer; (f) the effect of any breach, violation or non-performance of any provision of this Agreement by Buyer or its Affiliates; (g) any change in accounting requirements or principles or any change in applicable Laws or Privacy Obligations or the interpretation or enforcement thereof by a Governmental Authority; (h) actions required to be taken under applicable Laws; (i) except with respect to the representation in Section 3.03, any action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any event, change or effect resulting therefrom; (j) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (k) any earthquakes, tornadoes, hurricanes, floods or other natural disasters, epidemic, pandemic or disease outbreak (including the Covid-19 virus) or force majeure events; (l) any failure by the Business to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but excluding therefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect); (m) any change in the cost or availability or other terms of any financing necessary for Buyer to consummate the transactions contemplated hereby; provided further that, in the case of the foregoing clauses (c), (g), (j) and (k), in each case solely to the extent that such event, change, occurrence, state of facts, development, circumstance or occurrence do not disproportionately  affect and would not reasonably be expected to effect the Business in a materially disproportionate manner relative to other participants in the industry in which the Business operates.

“Material Contract” shall refer to any of the following Contracts:

(a)any Contract between the Company or Seller (with respect to the Business) on the one hand, and a Material Customer, on the other hand;

(b)any Contract between the Company or Seller (with respect to the Business), on the one hand, and a Material Supplier, on the other hand;

(c)any Contract providing for the employment or engagement of any Business Employee or independent contractor (with respect to the Business) that provides for annual base compensation or consulting fees in excess of $175,000, other than any such Contracts terminable by the Company or Seller for any reason upon less than thirty (30) days’ notice without incurring any liability;

(d)any contract for employment or engagement of any officer, employee, independent contractor or other service provider on a full-time or part-time basis, in each case, which is not terminable on advance notice of less than thirty (30) days without liability for any material penalty or severance payment (to the extent not required by Law) or other agreement that requires payments upon a “change of control”, severance pay (to the extent not required by Law) or similar payment obligation covering any current or former officer, director, employee, independent contractor or other service provider of the Company or Seller (with respect to the Business);

(e)any Contract that obligates the Company or Seller (with respect to the Business) to provide indemnification or a guarantee that would reasonably be expected to result in payments by the Company or Seller (with respect to the Business) in excess of $250,000 in any individual case, or $500,000 in the aggregate;

(f)any Contract evidencing indebtedness or any lien on any assets or property of the Company or Seller (with respect to the Business) in excess of $250,000 in any individual case, or $500,000 in the aggregate;

(g)any Contract containing any covenant or provision currently in effect prohibiting the Company or Seller (with respect to the Business) from competing with any Person in any geographic area (other than nondisclosure agreements which may contain covenants not to solicit employees of or provide services competitive with third parties);

(h)any written partnership or joint venture agreement in which the Company or Seller (with respect to the Business) participates as a general partner or joint venturer;

(i)any Contract with respect to the acquisition or disposition by the Company or Seller (with respect to the Business) of any business to which any earnouts or deferred purchase price arrangements remain outstanding;

(j)any Contract disclosed on Section 3.15(b) of the Disclosure Schedule;

(k)any Contract relating to an acquisition or disposition of real property or material assets by the Company or Seller (with respect to the Business) that is to be effectuated after the date hereof;

(l)any Contract involving payment by references to fluctuations in the rate of exchange for any currency or any consumer price index or other index;

(m)any settlement or similar Contract pursuant to which the Company or Seller (with respect to the Business) are obligated to pay money in excess of $250,000 in any individual case, or $500,000 in the aggregate;

(n)any powers of attorney by which any Person may enter into any contract or commitment on behalf of the Company or Seller (with respect to the Business);

(o)any Contract (A) providing for the Company or Seller (with respect to the Business) to be the exclusive provider of any product or service to any Person or that otherwise involves the granting by any Person to the Company or Seller (with respect to the Business) of exclusive rights of any kind, (B) providing for any Person to be the exclusive provider of any product or services to the Company or Seller (with respect to the Business) or that otherwise involves the granting by the Company or Seller (with respect to the Business) to any Person of exclusive rights, or (C) containing a provision of the type commonly referred to as a “most favored nation” provision for the benefit of a Person other than the Company or Seller (with respect to the Business) or a provision providing such Person other than the Company or Seller (with respect to the Business) with the right to discount against the list price of any product or service, to the extent that in clauses (A), (B) or (C), such rights are material;

(p)any Contract with any Governmental Authority;

(q)any Contract under which the Company is, or may become, obligated to incur any severance, retention or other compensation obligations that would become payable by reason of the transactions contemplated hereby; or

(r)any Contract with any Union.

“Material Customers” means the twenty-five (25) largest customers (by dollar volume) of the Business for each of the years ended December 31, 2018 and December 31, 2019.

“Material Suppliers” means the ten (10) largest suppliers (by dollar volume) of the Business for each of the years ended December 31, 2018 and December 31, 2019.

“New LLC” has the meaning set forth in Section 4.16(a)(ii).

“Non-Assignable Shared Contracts” has the meaning set forth in Section 1.12(c).

“Non-Recourse Party” has the meaning set forth in Section 9.08(a).

“Objection Disputes” has the meaning set forth in Section 1.09(a).

“Objection Statement” has the meaning set forth in Section 1.09(a).

“Open Source Software” means any Software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” or that substantially conforms to the “open source definition” (as those terms are defined by the Open Source Initiative), (iii) under any similar licensing or distribution model as (i) or (ii), or (iv) under a license that requires such Software or derivative works thereof to (a) be disclosed in source code form, (b) be freely re-licensable, or (c) allow for the creation of derivative works.

“Ordinary Course of Business” means the ordinary and usual course of operations of the Business, consistent with past practice.

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Owned Software” has the meaning set forth in Section 3.15(e).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Permits” shall mean all governmental permits, licenses and authorizations necessary for the conduct of the Business as currently conducted.

“Permitted Encumbrances” shall mean (i) all Encumbrances securing indebtedness disclosed in the Business Financial Statements (in each case, including the notes thereto) to the extent such Encumbrances are released on or prior to the Closing; (ii) all Encumbrances for Taxes or assessments, to the extent not yet delinquent or, if delinquent, to the extent being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iii) all materialmen’s, mechanics’, repairmen’s, landlords’, employees’, contractors’ or operators’ liens or similar Encumbrances arising in the Ordinary Course of Business; (iv) all Encumbrances created by, arising under or existing as a result of any Law; (v) Encumbrances arising under personal property leases incurred in the Ordinary Course of Business; (vi) all rights, reservations, covenants, conditions and restrictions of record or otherwise reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, including all zoning and similar Laws; and (vii) such other Encumbrances that do not materially and adversely impact the value and the utility of the affected property.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Personal Information” means any data or information in any form that could be used, directly, indirectly or in combination with other information, to directly or indirectly identify a natural person. Such information includes, without limitation, information covered by any applicable Law or Privacy Obligations, and any consumer-facing privacy policy of the Company or any Company Subsidiary relating to the security, privacy, or Processing of Personal Data in any form, including Protected Health Information.

“Privacy Obligations” means all applicable Laws (federal, state, international or foreign), contractual obligations, self-regulatory standards, written consumer-facing privacy policies, notices, or terms of use of the Company and Seller (on behalf of the Business) that are related to privacy, security, data protection or Processing of Personal Information, including HIPAA, and any rules relating to the Payment Card Industry Data Security Standards, direct marketing, online behavioral adverting, e-mails, text messages or telemarketing, data localization, and contract terms relating to the protection or Processing of Personal Information, and any rules and regulations implementing applicable Laws relating to privacy, data security, and data protection as well as any applicable Law concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, or call or electronic monitoring or recording.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Personal Information or sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Protected Health Information” has the meaning set forth at 45 C.F.R. § 160.103.

“Purchase Price” has the meaning set forth in Section 1.05.

“Real Property Lease” has the meaning set forth in Section 3.16(a).

“Registered Intellectual Property” has the meaning set forth in Section 3.15(a).

“Releases” has the meaning set forth in Section 4.11(a).

“Required Amount” has the meaning set forth in Section 2.05(a).

“Required Information” shall mean the Business Financial Statements and the unaudited balance sheet and statement of profit and loss of the Business as at the end of and for each three month period ending after June 30, 2020 and at least 60 days prior to the Closing Date.

“Restricted Country” shall mean any country or geographic region subject to comprehensive economic sanctions administered by OFAC or the E.U., which currently includes: Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine.

“Restricted Party” shall mean any Person on one or more of the Restricted Party Lists, or any Person controlled or 50% or more owned by a Person on one or more of the Restricted Party Lists.

“Restricted Party Lists” include the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; and similar lists of restricted parties maintained by other Governmental Authorities.

“Retained Marks” has the meaning set forth in Section 4.07

“Securities Act” means the Securities and Exchange Act of 1933, as amended.

“Security Incident” means any (a) unauthorized access, acquisition, interruption of access or other Processing (including as a result of denial-of-service or ransomware attacks), alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information, (b) inadvertent, unauthorized or unlawful sale, or rental of Personal Information, or (c) other unauthorized access to, use of, or interruption of any IT assets that Process Personal Information.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Shared Contracts” means any Contracts pursuant to which the Business and Seller and its Affiliates provide products or services to a third party.

“Significant Customer” means each customer of the Business from whom the Business earned at least $200,000 in revenues in either of the years ended December 31, 2018 and December 31, 2019.

“Significant Customer Contract” means any Contract between the Company or Seller (with respect to the Business), on the one hand, and a Significant Customer, on the other hand.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Solvent” shall mean, with respect to any Person, that (i) the fair saleable value (on a going concern basis) of the property of such Person and its Subsidiaries on a consolidated basis is, on the date of determination, greater than the total amount of liabilities of such Person and its Subsidiaries as of such date, (ii) such Person and its Subsidiaries are able to pay all liabilities of such Person and its Subsidiaries as such liabilities mature and (iii) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business conducted or currently proposed to be conducted by such Person and its Subsidiaries.

“Straddle Period” shall mean any Tax period that begins before and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Systems” means all Software, applications, hardware, networks, electronics, platforms, servers, interfaces, websites and related information technology systems and services, including any outsourced systems and services, which are exclusively used by the Business or owned or purported to be owned by the Company.

“Tax Authority” shall mean any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments including, without limitation, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, escheat or abandoned or unclaimed property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits,  withholding, and any other similar charge in the nature of a tax that is imposed by a Governmental Authority, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties, in each case whether disputed or not.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is filed or required to be filed with any Tax Authority.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recording, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“TPG Funds” has the meaning set forth in the Preamble to this Agreement.

“Transaction Expenses” means all fees and expenses payable by the Company or Seller to William Blair, McDermott Will & Emery LLP and other professional advisors in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, it is understood that Transaction Expenses (i) shall include any change of control, severance, retention, transaction or other compensatory payments that arise as a result of the transactions contemplated hereby and the employer portion of any Taxes arising from all such payments and (ii) shall not include (a) any fees or expenses incurred by Buyer and/or any of its Affiliates or any of its financial advisors, attorneys, accountants, advisors, consultants or other representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company, or (b) any fees and expenses of employees of Seller to be paid or reimbursed by Buyer or any of its Affiliates in connection with such employees’ post-closing employment, compensation or equity participation arrangements or otherwise.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form of Exhibit A attached hereto.

“Treasury Regulations” means the income Tax Regulations promulgated under the Code.

“Union” means any labor unions, works council, or other employee representative body.

“Working Capital” means as of 11:59 p.m. (Chicago time) on the Closing Date, (a) the Included Current Assets, minus (b) the Included Current Liabilities. For the avoidance of doubt, Transaction Expenses shall not be reflected in the calculation of Working Capital.

“Working Capital Deficit” means the amount by which the Working Capital is less than negative $3,189,000.

“Working Capital Surplus” means the amount by which the Working Capital is greater than negative $1,189,000.

“Year-End Financial Statements” has the meaning set forth in the definition of Business Financial Statements.

10.02Other Definitional Provisions.

(a)All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b)Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)All references to “$” in this Agreement shall be deemed references to United States dollars.

(d)All references to any type of Laws shall be references to Laws enacted and in effect on the date of this Agreement.

(e)Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLER:

ALLSCRIPTS HEALTHCARE, LLC

By: /s/ Richard Poulton

Name: Richard Poulton

Title: President and Chief Financial Officer

[Signature Page to Purchase Agreement]

BUYER:

CARBONITE BUYER, INC.

By: /s/ William Miller

Name: William Miller

Title: President

[Signature Page to Purchase Agreement]

WELLSKY

WELLSKY CORPORATION, solely with respect to Section 9.13(f)

By: /s/ William Miller

Name: William Miller

Title: President & Chief Executive Officer

[Signature Page to Purchase Agreement]